Exhibit 10.1

EXECUTION COPY

CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.F.R. §§ 200.80(b)4, AND 240.24b-2

COLLABORATION AND LICENSE AGREEMENT

between

ISIS PHARMACEUTICALS, INC.

and

BRISTOL-MYERS SQUIBB COMPANY

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of May 8, 2007 (the “Effective Date”), by and between Bristol-Myers Squibb Company, a Delaware Corporation (“BMS”) and Isis Pharmaceuticals, Inc., a Delaware Corporation (“Isis”).  BMS and Isis each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Isis possesses certain patent rights, know-how and technology with respect to certain oligonucleotide based therapeutic compounds;

WHEREAS, Isis and BMS each desire to collaborate in the performance of a Research Program for the purpose of discovery and preclinical development of Compounds suitable for development for human therapeutic uses, with the objective of identifying one or more Compounds for BMS to advance into human clinical trials; and

WHEREAS, BMS will have exclusive rights and will be solely responsible for the clinical development and commercialization of Products worldwide, in each case on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1 - DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout the Agreement.

ARTICLE 2 -
GRANT OF RIGHTS; EXCLUSIVITY

Section 2.1            License Grant to BMS.

(a)           Exclusive License.  Subject to the terms and conditions of this Agreement and the limitations set forth in Section 2.4 below, Isis hereby grants to BMS an exclusive license, with the limited right to grant sublicenses as set forth in Section 2.1(b) below, under the Isis Know-How and Isis Patent Rights to research, develop, make, have made, use, sell, offer for sale, have sold, export and import Compounds and Products in the Field in the Territory.  Without limiting the representations and warranties of Isis under Article 12, to the extent that Isis is only permitted to grant BMS a nonexclusive license with respect to any Isis Know-How and Isis Patent Right that is in-licensed by Isis under the applicable Third Party in-license agreement, the foregoing license to BMS shall be nonexclusive.

(b)           Sublicenses.  The licenses granted to BMS under this Section 2.1 are sublicensable only in connection with a license of a Compound or Product to any Affiliate of BMS or to any Third Party, in each case for the continued Development and Commercialization of such Compound or Product in accordance with the terms of this Agreement, provided that (i) such Affiliate or Third Party shall agree in writing to be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as BMS, (ii)

BMS shall remain responsible for the performance of this Agreement and shall cause such Affiliate or Third Party to comply with the applicable terms and conditions of this Agreement, (iii) BMS names Isis as a third party beneficiary with the right to directly enforce Article 7 (Confidentiality) of this Agreement against such Affiliate or Third Party and (iv) BMS promptly notifies Isis in writing specifically identifying the Isis Know-How to be disclosed to such Third Party and identifying by name such Third Party.  In addition to the requirements and limitations set forth above, with respect to the Isis Manufacturing Technology, BMS (or its Affiliate or Licensee) may only sublicense the Isis Permitted Manufacturing Technology, and in each case, BMS (or its Affiliate or Licensee) will use appropriate precautions and include provisions in such sublicense to protect the Isis Know-How such that the sublicensee will not use any Isis Know How to manufacture any other ASOs for Third Parties.  In addition, the rights granted to BMS under Section 2.1 may be sublicensed or extended by BMS to Third Party contractors solely for purposes of having activities performed by such Third Party contractor on BMS’ (or its Affiliate’s or Licensee’s) behalf for the Development and Commercialization of Compounds and Products.

Section 2.2            Exclusivity.  During the Research Term and continuing thereafter so long as the exclusive license granted to BMS under Section 2.1 is in effect and subject to the limitations set forth in Section 2.4 below, Isis agrees that it will not work independently of this Agreement for itself or any Third Party (including the grant of any license to any Third Party) with respect to discovery, research, Development and/or Commercialization activities with respect to ASOs (or conjugates or prodrugs thereof) that [***] mRNA or pre-mRNA or that are designed to [***] mRNA or pre-mRNA or products containing such ASOs (or conjugates or prodrugs thereof).

Section 2.3            Covenant Not to Sue.  Isis understands that Isis will be sharing and exposing BMS to the Isis Technology as part of this Agreement and that, from time to time, [***] (but not [***]) using certain Isis Technology.  As such and in recognition of the significant collaborative relationship between Isis and BMS under this Agreement, Isis covenants, for itself and its Affiliates and their successors, not to either directly or indirectly make, file, bring or maintain any claim, demand or lawsuit (a “Claim”) against BMS or its Affiliates, which Claim asserts [***] any of (i) the [***] through the Research Term, (ii) the [***] or (iii) the [***].  This Section 2.3 shall survive any termination of this Agreement other than when terminated by Isis under Section 9.3.

Section 2.4            License Conditions; Limitations.

(a)           During the Research Term, in order to maintain the license granted to BMS under Section 2.1, BMS must meet its obligations to fund the Research Program in accordance with Section 3.5 and Section 5.2.  If BMS fails to meet such obligations to fund the Research Program, Isis shall have the right, as set forth in Section 9.3, to terminate the Agreement, including the licenses granted to BMS under Section 2.1.

(b)           After the expiration of the Research Term, in order to maintain the license granted to BMS under Section 2.1, BMS must meet its obligations to use Commercially Reasonable Efforts under Section 4.1.  If BMS fails to meet its obligations to use Commercially Reasonable Efforts under Section 4.1, Isis shall have the right, as set forth in Section 9.3, to terminate the Agreement, including the licenses granted to BMS under Section 2.1.

(c)           The licenses and exclusivity granted under this Article 2 are subject to and limited by the (i) Isis In-License Agreements and (ii) Prior Third Party Agreements, each as listed in Appendix 6 attached hereto and incorporated herein by reference.

(d)           In addition, notwithstanding any other provision of this Agreement, Isis retains the right to grant Permitted Licenses.

ARTICLE 3 -
RESEARCH PROGRAM

Section 3.1            Research Program.  During the Research Term, the Parties will collaborate in carrying out a research program to discover and preclinically Develop Compounds suitable for further clinical Development for human therapeutic uses (the “Research Program”).  The Research Program will be carried out in accordance with the Research Plan.  The Research Program will initially focus on [***]The Research Program will also include activities directed toward[***]  The objective of the Research Program will be to identify one or more Compounds for BMS to advance into human clinical trials and ultimately Commercialize as Products (the “Objective”).  As further set forth in the Research Plan and in accordance with the other terms and conditions of this Agreement, Isis will be responsible for (i) [***] Compounds suitable for clinical Development, (ii) the supply of all ASO compounds in support of the Research Program, (iii) the [***] testing of lead Compounds (with BMS), (iv) carrying out IND-Enabling Studies for ECNs (with BMS) and (v) the preparation of the CMC section relating to the API manufactured by Isis for any IND.  In addition, as described further below, Isis shall be responsible for the supply of all API for IND-Enabling Studies and for use for clinical Development through completion of Phase IIb Trials.

The Research Program will be conducted by each Party in good scientific manner, and in compliance with all applicable good laboratory practices, and applicable legal requirements, to attempt to achieve efficiently and expeditiously the objectives of the Research Program.  Each Party will comply with all Applicable Laws, in the performance of work under this Agreement.

Each Party will maintain laboratories, offices and all other facilities at its own expense and risk necessary to carry out its responsibilities under the Research Program pursuant to the Research Plan.  Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of the Research Program.  BMS and Isis will cooperate with each other in carrying out the Research Program, and each Party will contribute its relevant know-how and experience necessary to carry out the Research Program.

Section 3.2            Research Term.

3.2.1       The Research Program will be carried out during the [***] year period following the Effective Date (the “Research Term”).  BMS shall have the option to extend the Research Term for [***] additional 1 year periods on a year-by-year basis after the initial 3 year period.  In order to exercise its option to extend the Research Term, BMS must provide Isis a written notice exercising BMS’ right to extend the Research Term at least [***] days prior to the scheduled expiration of the Research Term (i.e., the applicable anniversary of the Effective Date).  If BMS does not provide such written notice, the Research Term will end when scheduled (i.e., on the applicable anniversary of the Effective Date).  In addition, at least [***] days prior to the scheduled expiration of the Research Term (i.e., the applicable anniversary of the Effective Date) BMS will provide Isis with a nonbinding, good faith indication of whether or not BMS intends to extend the Research Term.

3.2.2       For each extension of the Research Term under Section 3.2.1, the Parties will negotiate in good faith a mutually agreed amendment and restatement of the Research Plan which will include an appropriate number of FTEs committed to perform the work required under such Research Plan.

Section 3.3            Joint Research Committee; Working Group.  The Parties will establish and maintain a joint research committee (the “Joint Research Committee” or “JRC”) comprised of an equal number of representatives from each Party to oversee the conduct of the Research Program.  The JRC will be established, operated and governed in accordance with the policies and procedures set forth in Appendix 5 attached hereto (the “JRC Charter”).  The JRC Charter may be amended only with the unanimous approval of the JRC members.

The JRC will be responsible for the overall management of the Research Program, and for approving changes and updates to the Research Plan.  The JRC will be responsible for reviewing and approving recommendations, plans, allocation of resources and other activities in support of the Research Program, and preparing and implementing the Research Plan, with the objective of expeditiously identifying Compounds and other objectives in accordance with the Research Plan.  The JRC shall be responsible for the monitoring, reviewing and recording the progress of the Research Program.  In addition, the JRC shall be responsible for setting, and monitoring the spending against, the budget for Research Program Costs, as set forth in the Research Plan.

Any changes to the Research Plan and assignment and allocation of work to be performed by the BMS-funded Isis FTEs shall require the approval of the JRC.  The JRC will be responsible for review of progress of the Research Program and facilitate the prosecution of the Program Patent Rights in accordance with Article 8 below.

Unless the Parties agree otherwise, the JRC will be comprised of 6 members with 3 representatives appointed by Isis and 3 representatives appointed by BMS.  The JRC shall be co-chaired jointly by a representative of each Party.  Either Party may appoint substitute or replacement members of the JRC to serve as their representatives upon notice to the other Party.  The initial members of the JRC shall be appointed by the Parties within 10 days following the Effective Date.

As needed, the JRC shall establish subcommittees and working groups that will report to the JRC to further the objectives of the Research Program.

The JRC and any subcommittees and working groups established by the JRC will dissolve at the end of the Research Term.

Section 3.4            Research Plan.

3.4.1       The Research Program will be carried out in accordance with a written research plan (the “Research Plan”).  The initial Research Plan, that has been agreed to by the Parties as of the Effective Date is hereby incorporated into this Agreement by reference and is made a part of this Agreement.  The purpose of the Research Plan is to detail the responsibilities and activities of Isis and BMS with respect to carrying out the Research Program.  The Research Plan will include a description of the specific activities to be performed by the Parties in support of the Research Program, the allocation of Isis FTEs to perform such activities, and projected timelines for completion of such activities and the desired specifications for the Compounds.  In April of each Research Year (starting in 2008), the JRC will review and update the Research Plan.  The Research Plan may only be amended with the approval of the JRC (as permitted by the JRC Charter) and is subject to Section 3.5.1 below.  The Research Plan will be updated and amended from time to time, but at least annually.

3.4.2       In addition, at least [***] months prior to the beginning of the 3rd Research Year of the Research Term and at least [***] months prior to the beginning of any 1 year extension of the Research Term, the JRC will begin the process of updating the Research Plan for such 3rd Research Year or extension (as applicable).  At least [***] months prior to the beginning of the 3rd Research Year of the Research Term, and at least [***] months prior to the beginning of any 1 year extension of the Research Term, the JRC will have agreed on an updated Research Plan for such 3rd Research Year or extension (as applicable).

Section 3.5            Research Staffing; Funding.

3.5.1       Staffing.  BMS will fund at the FTE Rate, and Isis will supply, [***] Isis FTEs per Research Year during the initial [***] year period of the Research Term to perform activities in support of the Research Program, in accordance with the then-current Research Plan.    The number of Isis FTEs dedicated to the Research Program [***] reduced in the [***] of the Research Program.  The JRC may reduce the number of funded Isis FTEs during the [***] of the Research Term and any extension of the Research Term, provided that (i) the Research Plan has been updated and agreed to in accordance with Section 3.4.2 above and (ii) the number of funded Isis FTEs will be consistent with the amount of work required under the Research Plan and not be less than [***] qualified FTEs during the 3rd Research Year of the Research Term or less than [***] qualified FTEs per year during any such extension of the Research Term.  Additionally, the JRC may increase the number of BMS-funded Isis FTEs to perform activities in support of the Research Program with a minimum of [***] months prior notice.  At least [***] months prior to the beginning of the 3rd Research Year of the Research Term, the JRC will make a nonbinding, good faith estimate of the number of Isis FTEs to be provided and funded by BMS to perform the Research Program during the 3rd Research Year of the Research Term, and at least [***] months prior to the beginning of any 1 year extension of the Research Term, the JRC will make a nonbinding, good faith estimate of the number of Isis FTEs to be provided and funded by BMS to perform the Research Program during such Research Year of the Research Term.  At least [***] months prior to the beginning of the 3rd Research Year of the Research Term, the JRC shall determine the number of Isis FTEs to be provided and funded by BMS to perform the Research Program during the 3rd Research Year of the Research Term, and at least [***] months prior to the beginning of any 1 year extension of the Research Term, the JRC shall determine the number of Isis FTEs to be provided and funded by BMS to perform the Research Program during such Research Year of the Research Term.

3.5.2       Funding; Expenses.

(a)           Within 10 Business Days following the Effective Date and thereafter within 10 Business Days following the [***] of each Calendar Quarter, BMS will pay Isis [***] for the BMS-funded Isis FTEs assigned to the Research Program in accordance with Section 3.5.1 for such Calendar Quarter (a prorated amount shall be payable for any portion of a Calendar Quarter).  Such FTE payment obligation of BMS will be subject to Isis providing such qualified FTE scientists.  No later than 60 days following the end of each Calendar Quarter, Isis will provide BMS with a report of the number of FTEs assigned to the Research Program with a summary of their activities.  Any overpayment by BMS may be applied by BMS to the funding of Isis FTEs in a subsequent Calendar Quarter.  If the activities contemplated by the Research Plan at any time do not justify the number of Isis FTEs allocated to the Research Program, the Parties will work in good faith to mutually agree to modify the scope of the Research Plan or adjust the number of BMS-funded FTEs, provided that the minimum number of BMS-funded FTEs shall not be less than the minimum numbers set forth in Section 3.5.1 without the written agreement of both Parties.

(b)           Isis will bear its own costs, including costs related to research supplies, consumables and applicable overhead costs, in performing its obligations under the Research Program, provided that BMS will make a payment to Isis for (i) [***] (ii) the costs of manufacturing ASOs in excess of an initial [***] quantity as set forth in Section 3.5.2(c) below and (iii) the costs of manufacturing approximately [***] of API for a lead Compound in accordance with Section 4.2 and as set forth in the Research Plan.  [***]  For each project under the Research Plan, the JRC will set a budget for the above costs and will update the Research Plan such that it includes such budget.  At the end of each Calendar Quarter during the Research Term, Isis shall invoice BMS for the above costs incurred during such Calendar Quarter, provided, however, that (x) for any particular item of such cost in excess of the greater of $[***] or [***]% of the amount allocated for such item in the budget shall require the written approval of BMS prior to being incurred and (y) BMS shall not be responsible for payment for those items of such cost in excess of the greater of $[***] or [***]% of the amount allocated for such item in the budget that are incurred by Isis without BMS’ prior written consent.  BMS shall pay any such correct invoices within 30 days after receipt thereof.  At BMS’ option, Isis agrees to deliver to BMS, at BMS’ expense, or to dispose of such Research Program-specific animals in Isis’ possession following completion of the Research Term or earlier termination of this Agreement.  The Parties agree that if Isis wishes to retain any such Research Program-specific animals, BMS will consider reasonable offers from Isis to purchase such Research Program-specific animals from BMS.  Isis shall afford BMS a reasonable opportunity, from time to time, to verify [***] incurred by Isis.

(c)           Responsibility for Supply of ASO and Costs for ASO Supply.  Isis shall be responsible for the manufacture and supply of all ASOs for use in support of the Research Program, and all such manufacture will be performed at Isis’ facilities.  Isis shall not use a Third Party (sub)contractor for the manufacture of ASOs without the prior written approval of BMS.  Isis shall bear its own costs for the manufacture of up to [***] of each ASO.  For quantities in excess of such [***] for any ASO, BMS shall order such additional quantities in [***] increments.  Isis will be responsible for the first $[***] cost to manufacture such additional quantities of ASOs in the aggregate, and thereafter, BMS will reimburse Isis for its costs of manufacturing such ASOs (subject to Section 3.5.2(b) above).  The cost to manufacture such additional quantities of ASOs will be negotiated and agreed to in good faith by the Parties, but shall not exceed $[***] per gram for MOE Gapmers.  As set forth in Section 4.2 and 4.3, Isis shall manufacture and supply API for use in IND-Enabling Studies and for use for clinical Development through completion of Phase IIb Trials, which cost shall not exceed $[***] per gram.  All such API manufacture will be performed at Isis’ facilities.  Isis shall not use a Third Party (sub)contractor for the manufacture of such API without the prior written approval of BMS.

Section 3.6            Research Program Records.  Isis will maintain complete and accurate records of all work conducted in the performance of the Research Program and all results, data, inventions and developments made in the performance of the Research Program.  Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Isis shall maintain appropriate records sufficient to document the work performed by each of the individuals comprising the FTEs working in support of the Research Program and the time such individuals spent working in support of the Research Program.  Isis shall provide BMS the right to inspect such records, and shall provide copies of all requested records, to the extent reasonably required for the performance of BMS’ rights and obligations under this Agreement; provided however, that BMS shall maintain such records and the information of Isis in confidence in accordance with Article 7 hereof and shall not use such records or information except to the extent otherwise permitted by this Agreement.

In order to protect the Parties’ Patent rights under U.S. law in any inventions conceived or reduced to practice during or as a result of the Research Program, each Party agrees to maintain a policy that requires its employees to record and maintain all data and information developed during the Research Program in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice.  At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

Section 3.7            Disclosure of Results of Research Program.                The results of all work performed by the Parties as part of the Research Program shall be promptly disclosed to the other Party in a reasonable manner as such results are obtained.  Isis shall periodically provide BMS with written reports of the work performed under the Research Program and the results achieved by Isis.  Isis and BMS will provide reports and analyses at each JRC meeting, and more frequently on reasonable request by the JRC, detailing the current status of the Research Program, including but not limited to the utilization of the Isis FTE resources.  Within 30 days following the end of each Calendar Quarter, Isis and BMS shall each exchange and provide to the JRC a written report summarizing in reasonable detail the work performed by it under the Research Program and results achieved during the preceding Calendar Quarter.  In addition, on reasonable request by a Party, the other Party will make presentations of its activities in the performance of the Research Program to inform such Party of the details of the work done in the performance of the Research Program.  The results, reports, analyses and other information regarding the Research Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Agreement.  Upon reasonable request by BMS, Isis shall provide BMS with additional data, results and other information with respect to the work performed by Isis in the performance of the Research Program.  Any reports required under this Section 3.7 may take the form of and be recorded in minutes of the JRC that will contain copies of any slides relating to the results and presented to the JRC.

In addition, at BMS’ request Isis will transfer to BMS all data, results, and information related to testing and studies of the Compounds (including analytical test results and non-clinical pharmacology and safety data) in the possession of Isis to the extent such data, results and/or information is necessary or useful for the continued Development and Commercialization of Products, including but not limited to any and all information directly relating to manufacturing methods (including related analytical methods) of the Compounds or Products.

Section 3.8            Research Efforts.  Each Party shall use good faith Commercially Reasonable Efforts to perform the Research Program, including its responsibilities under the Research Plan.

Throughout the Research Term, Isis shall assign no less than the number of FTE qualified scientists specified in Section 3.5 to perform the work set forth in the then-applicable Research Plan.  The mixture of skills and levels of such FTEs shall be appropriate to the scientific objectives of the Research Program.  No later than 60 days following the end of each Calendar Quarter, during the Research Term Isis shall report to the JRC a listing of the Isis scientists comprising such FTEs and their percentage of time devoted to working on the Research Program.  If BMS has concern regarding any specific scientist assigned to the Research Program, such concerns shall be communicated to the JRC for its consideration.

Section 3.9            Responsibility for Expenses for Conduct of Research Program.  Except as set forth in Section 3.5.2 or specified in the budget of the Research Plan and as may be otherwise specifically agreed to in writing by Isis and BMS, BMS shall not be responsible for reimbursing Isis for other costs and expenses.

Section 3.10         Materials Transfer.  In order to facilitate the Research Program, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the Research Program.  All such materials shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its rights and obligations under this Agreement, and the receiving Party shall not transfer such materials to any Third Party unless expressly contemplated by this Agreement or upon the written consent of the supplying Party.  Upon request by BMS during the Research Term Isis shall provide BMS with samples of Compounds for use by BMS in accordance with the terms and conditions of this Agreement.  Any materials provided by BMS to Isis in support of the Research Program, including but not limited to any biological materials with respect to screening assays, including any progeny, expression products, mutants, replicates, derivatives and modifications thereof, (such materials being individually and collectively referred to as the “BMS Materials”) shall be used by Isis solely for purposes of performing the Research Program and for no other purpose, and any remaining BMS Materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) will be returned to BMS (or destroyed as may be requested by BMS in writing) promptly following the end of the Research Term or earlier upon request by BMS.  All information related to such BMS Materials shall be BMS Confidential Information.  All such materials must be used with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known.  If Isis develops any assays used in the Research Program, upon request by BMS during the Research Term, Isis shall transfer to BMS the materials and information to enable BMS to use such assays in support of BMS’s internal research and development activities consistent with BMS’ rights under Section 2.3.

Section 3.11         Subcontracting.  Except as provided in the Research Plan or as may be specifically permitted by the JRC, Isis shall not (sub)contract any of the work for which it is responsible in the performance of the Research Program.  In the case of any (sub)contracting of Research Program activities by a Party to a Third Party, such Third Party must have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Know-How at least to the same extent as under this Agreement.  Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement in the same way and to the same extent as such Party.  As set forth in Section 3.5.2(c), all ASOs provided by Isis under this Agreement shall be manufactured at Isis’ facilities and Isis shall not use a Third Party (sub)contractor for the manufacture of such ASOs without the prior written approval of BMS.

Section 3.12         Alliance Managers.  Each Party shall appoint one senior representative who possesses a general understanding of the scientific and business issues relevant to this Agreement to act as its respective alliance manager (each, an “Alliance Manager”) for the relationship of the Parties under this Agreement.  Each Party may change its designated Alliance Manager, who may not be a member of the JRC, from time to time upon notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Alliance Manager will take responsibility for ensuring that governance activities occur as set forth in this Agreement, in particular ensuring that the JRC meetings occur, and that any conflict is given prompt attention as set forth in Section 13.4.

The Alliance Managers shall be entitled to attend meetings of the JRC, but shall not have, or be deemed to have, any rights or responsibilities of a member of the JRC.  Similarly, the Alliance Managers may attend meetings of the Working Group or any subcommittees of the JRC.

Each Alliance Manager may bring any matter to the attention the JRC where such Alliance Manager reasonably believes that such matter requires such attention.  For purposes of clarification, in no event will the Alliance Managers have the power or authority to amend any provision of this Agreement.

Section 3.13         Animal Testing.  In order to assure the appropriate care and use of animals used in the performance of the Research Program by Isis, Isis agrees to the following:

(a)           If Isis is AAALAC accredited, it will follow procedures established as the basis of that accreditation.  Isis represents and covenants that it will use all reasonable efforts to maintain such AAALAC accreditation during the Research Term.  Further, upon request by BMS, Isis will provide BMS with a copy of the most recent accreditation letter and annual report.  If during the course of the Research Program Isis loses its accreditation or receives any notice, warning or reprimand from AAALAC or any governmental or regulatory agency related to animal care and use, Isis will promptly notify BMS in writing.

(b)           If Isis is not AAALAC accredited or loses its AAALAC accreditation at any time during the Research Term, it will, prior to the commencement (or continuation) of Research Program studies using animals provide BMS with sufficient documentation in such manner, format and frequency as BMS may require in its sole reasonable discretion, to assure appropriate care and use of animals.  Such documentation may include, without limitation, government inspection reports, animal test methods, animal use protocols and any other written descriptions of animal care and use.  Isis will also comply with all Applicable Laws governing animal research.

(c)           Whenever possible, live animals used as part of the Research Program should remain the property of the applicable contract facility.  Upon reasonable advance notice during the Research Term, representatives of BMS shall have the right to inspect the research facilities and to audit the care, treatment and use of the animals used in the Research Program.  This includes the right to review any correspondence with or reports from governmental agencies or accrediting organizations responsible for animal welfare or quality assurance.

ARTICLE 4 -
DEVELOPMENT, COMMERCIALIZATION & MANUFACTURING

Section 4.1            Development, Commercialization and Regulatory Responsibilities.  Other than Isis’ responsibilities under the Research Program, BMS shall have sole responsibility, including without limitation sole responsibility for all funding, resourcing and decision-making, for all further Development and Commercialization with respect to the Compounds and Products.  BMS hereby assumes all regulatory responsibilities in connection with Compounds and Products, including sole responsibility for all Regulatory Documentation and for obtaining all Approvals.  BMS will comply with all Applicable Laws in connection with the Development and Commercialization of Compounds and Products.  BMS (by itself or through its Affiliates, Licensees, (sub)contractors or agents, as applicable) shall use Commercially Reasonable Efforts to Develop and Commercialize at least one Compound or Product.  For clarity, it is understood and acknowledged that Commercially Reasonable Efforts in the Development of a Product in a particular country may include sequential implementation of clinical trials and/or intervals between clinical trials for data interpretation and clinical program planning and approval, to the extent such implementation is consistent with the scientific, technical and commercial factors relevant to Development of such Product in such country.  All INDs, NDAs, MAAs and other regulatory filings and Approvals for Products shall be owned by BMS.  In addition to Isis’ responsibilities with respect to the CMC section of the IND in accordance with the Research Plan, upon request by BMS, Isis shall provide BMS with a reasonable level of assistance in the preparation of regulatory filings for Products and in interactions with any Regulatory Authority in connection with the Development of Products; provided that if BMS requests such assistance in excess of [***] aggregate hours of assistance, BMS shall reimburse Isis for its time incurred in providing such assistance in excess of such [***] hour limit at the at the then-applicable Isis FTE Rate per hour, plus any reasonable out-of-pocket expenses incurred by Isis in providing such assistance.  Such reimbursement shall be made to Isis within 30 days after submission of an invoice by Isis reasonably detailing Isis’ time expended, together with reasonable substantiation of any out-of-pocket expenses incurred.

Section 4.2            IND-Enabling and Initial Phase I Supply of API.  Isis will be responsible for the manufacture and supply of an approximately [***] batch of API for the lead Compounds identified under the Research Plan and designated by the JRC to enter IND-Enabling Studies as specified in the Research Plan.  Such API shall be manufactured with systems, processes and procedures consistent with cGMP practices.  Such API shall be delivered and provided as a service for BMS with a supply services fee being $[***] per gram of API (which is Isis’ good faith estimate of its fully burdened cost of manufacture of such API).  BMS shall be entitled to conduct quality inspections of manufacturing areas, warehouses, laboratories and any related facilities upon reasonable notice to Isis and at mutually convenient times in connection with the manufacture of API by Isis under this Agreement.  BMS shall be permitted to observe operations related to API manufacturing and testing.  BMS shall be entitled to review Isis procedural documents and any related supporting documentation for compliance with cGMP regulations.  BMS shall be entitled to conduct batch record audits on site at the manufacturing facility, or any other site where the batch records are stored, of each batch of API manufactured by Isis under this Agreement.  If, following a GMP audit of a facility by BMS, BMS reasonably believes that a default or deficiency on the part of Isis exists, BMS shall be entitled to conduct additional quality audits (at mutually convenient times and consistent with what is reasonable and customary in the pharmaceutical industry) in order to satisfy itself that appropriate remedial measures have been, or are being, taken by Isis regarding the matters in question.  In addition, if Isis has performed a comparable audit with respect to contract service providers involved in the manufacture of API, upon request by BMS, Isis will share the results of those audits with BMS, unless pre-existing agreements between Isis and the service provider preclude doing so.  BMS will respect the confidentiality of Isis and any service providers during any audit or visit (including entering into an appropriate confidential disclosure agreement as necessary).  Isis’ obligation to supply BMS API under this Section 4.2 will expire upon the [***] year anniversary of the expiration of the Research Term (i.e., at [***] years following the expiration of the Research Term).  Any API requested by BMS after the end of the Research Term will be manufactured pursuant a separate Clinical Supply Agreement as described in Section 4.3 below.

Section 4.3            Clinical Supply of API Through Completion of Phase II and Phase IIb Trials.  BMS will obtain API for all clinical Development activities under this Agreement through the completion of Phase IIb Trials (the “Phase II Clinical Supply”) from Isis.  Isis shall be responsible for the manufacture and supply of BMS’ requirements of the Phase II Clinical Supply.  Such API shall be delivered and provided as a service for BMS with a supply services fee being $[***] per gram of API (which is Isis’ good faith estimate of its fully burdened cost of manufacture of such API).  The Parties may negotiate in good faith and mutually agree upon a reduction to this fee to the extent Isis’ manufacturing costs decrease after the Effective Date.  In addition, if Isis supplies active pharmaceutical ingredient for a similar ASO to a Third Party at similar volumes on terms when taken as a whole are more favorable than the terms provided BMS under this Agreement, BMS will have the right to receive the clinical supply of API on the same terms offered by Isis to such Third Party.  Isis and BMS will enter into a manufacture and supply agreement for the Phase II Clinical Supply, including the related CMC activities and/or any API requested by BMS after the end of the Research Term under Section 4.2 (the “Clinical Supply Agreement”).  Such Clinical Supply Agreement shall include the quality audit provisions set forth in Section 4.2 and other customary terms and conditions to be negotiated in good faith.  Isis will not have any obligation under this Section 4.3 to negotiate or enter into any manufacturing or supply agreement or similar agreement beyond the scope set forth in this Section 4.3, including without limitation any agreement covering clinical supply for Phase III Trials or commercial scale-up or supply.  As part of the Phase II Clinical Supply, Isis will enable BMS’ regulatory function to test and release all supplies of such API.

Section 4.4            Failure to Supply.  In the case where Isis is unable or for any reason otherwise fails to supply API to BMS in accordance with the Clinical Supply Agreement, upon written request by BMS, Isis shall transfer to BMS all documentation and information, and permit BMS to reference and use any regulatory filings, and otherwise fully cooperate with BMS to enable BMS to make or have made API for use by BMS in accordance with this Agreement.

Section 4.5            [***] and Commercial Manufacturing and Supply of Compound and Product.

4.5.1       Product Manufacturing Responsibility.  Except as otherwise provided in this Agreement, the Parties acknowledge and agree that BMS shall be solely responsible for the manufacturing of Compound and Product, including management of the overall manufacturing strategy and tactics, formulation, contract manufacturer selection for API and finished Product, associated audits, and stability testing.

4.5.2       Isis Right of First Negotiation.

(a)           Isis will have a first right of negotiation with respect to the manufacture and supply to BMS of API for use in [***] as follows.  In the event that BMS desires to outsource the manufacturing of the [***] supply of the API for [***] to a Third Party manufacturer, then BMS shall provide written notice of such desire to Isis and the Parties will negotiate in good faith with respect to an agreement for Isis to manufacture and supply the API for BMS for the [***] of the Product.  If the Parties do not reach agreement within 120 days of such notice by BMS to Isis, BMS shall be free at its discretion (and subject to Section 4.5.3(b)) to enter into an agreement with any Third Party with respect to such [***] supply based on terms and other considerations (such other considerations including non-financial considerations including but not limited to quality, capacity, lead time, contingency planning, reliability and regulatory compliance) that when taken as a whole as reasonably determined by BMS are no less favorable to BMS than the terms and other considerations last presented to BMS by Isis.  It is expected that such negotiations and decision by BMS regarding the manufacture and supply of API for [***] would need to occur at least [***] prior to the expected start of [***], in order, for example, to allow for any required manufacturing technology transfer and qualification of a Third Party manufacturer.

(b)           In the case where Isis and BMS enter into an agreement for Isis to manufacture and supply BMS’ requirements of API for [***], Isis shall have a first right of negotiation with respect to the manufacture and supply to BMS of API for the commercial requirements of the Product as follows.  In the event that BMS desires to outsource the manufacturing of the commercial supply of the API to a Third Party manufacturer, then BMS shall provide written notice of such desire to Isis and the Parties will negotiate in good faith with respect to an agreement for Isis to manufacture and supply the API for BMS’ commercial requirements of the Product.  If the Parties do not reach agreement within [***] days of such notice by BMS to Isis, BMS shall be free at its discretion (and subject to Section 4.5.3(b)) to enter into an agreement with any Third Party with respect to such commercial supply on terms and other considerations

(such other considerations including non-financial considerations including but not limited to quality, capacity, lead time, contingency planning, reliability and regulatory compliance) that when taken as a whole as reasonably determined by BMS are no less favorable to BMS than the terms and other considerations last presented to BMS by Isis.

(c)           In advance of any negotiations between the Parties under Section 4.5.2(a) or (b), upon request by BMS, Isis shall provide to BMS a summary of the manufacturing technology proposed to be used by or for Isis for the manufacturing of API, and other related information as reasonably requested by BMS.

4.5.3       Transfer of Manufacturing Technology.

(a)           Upon request by BMS, solely for purposes of the manufacture and supply of BMS’ requirements of API for [***] and/or commercial supply of Compound and/or Product pursuant to the exercise of BMS’ rights under this Agreement, Isis shall transfer any Isis Manufacturing Technology to BMS, and/or any Isis Permitted Manufacturing Technology to a Third Party manufacturer selected by BMS.  As soon as is practicable after its receipt of such request, Isis shall transfer to BMS the Isis Manufacturing Technology, or the Isis Permitted Manufacturing Technology to such Third Party manufacturer.  For such purpose Isis shall transfer to BMS all documentation and information, and permit BMS to reference and use any regulatory filings, and otherwise fully cooperate with BMS to enable BMS to make or have made API for use by BMS in accordance with this Agreement.  All documented out-of-pocket costs and expenses incurred by Isis in carrying out such transfer shall be reimbursed by BMS upon successful completion and confirmation of such transfer.  In addition, upon request by BMS, Isis shall provide BMS with a reasonable level of technical assistance and consultation in connection with the transfer of such manufacturing technology to help enable BMS or such Third Party manufacturer (as applicable) to manufacture such API.  For such purpose Isis shall provide BMS with reasonable access by teleconference or in-person at Isis’ facilities to Isis personnel involved in the manufacturing of API, provided that if BMS requests such technical assistance in excess of [***] aggregate hours of technical assistance, BMS shall reimburse Isis for its time incurred in providing such assistance in excess of such [***] hour limit at the then-applicable Isis FTE Rate per hour, plus any reasonable out-of-pocket expenses incurred by Isis in providing such technical assistance requested by BMS.  Such payment shall be made to Isis within 30 days after submission of an invoice by Isis reasonably detailing Isis’ time expended, together with reasonable substantiation of any out-of-pocket expenses incurred.

(b)           BMS and/or its Third Party manufacturer shall use any Isis Know-How and other documentation and information transferred pursuant to Section 4.5.3(a) solely for the purpose of manufacturing API and Product for BMS’ (or its Affiliate’s or Licensee’s) benefit pursuant to the exercise of BMS’ rights under this Agreement, and for no other purpose.  BMS acknowledges and agrees that any such transfer of such manufacturing technology to a Third Party manufacturer shall satisfy the conditions set forth in Section 2.1(b) and will be subject to a written agreement between such Third Party manufacturer and BMS that contains obligations of confidentiality substantially equivalent to those of this Agreement.

(c)           In the event that BMS desires to transfer to a Third Party manufacturer any Isis Manufacturing Technology which is not Isis Permitted Manufacturing Technology solely for purposes of the manufacture and supply of BMS’ requirements of API for [***] and/or commercial supply of Compound and/or Product pursuant to the exercise of BMS’ rights under this Agreement, upon written request by BMS, Isis shall use commercially reasonable efforts to enter into an agreement with such Third Party manufacturer to transfer such Isis Manufacturing Technology which is not Isis Permitted Manufacturing Technology for such purpose under terms and conditions to be negotiated in good faith by Isis with such Third Party.  Isis shall reasonably consult with BMS in connection with such negotiation to assure that any such agreement achieves the purpose and objectives sought by BMS in making such request.

Section 4.6            Reports by BMS.  BMS shall, on or before each anniversary of the Effective Date following the Research Term, and continuing until such time as Approval of all Products under Development has been obtained in Europe, the United States and Japan, provide Isis with a summary written report of the status of BMS’s efforts to Develop Compounds and Products hereunder.  Such written report shall contain sufficient information to allow Isis to reasonably determine whether BMS is in compliance with its obligations to use Commercially Reasonable Efforts under Section 4.1.

Section 4.7            Safety Database

(a)           Isis maintains a database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Isis Database”).  In an effort to maximize understanding of the safety profile and pharmacokinetics of Isis compounds, BMS will cooperate in connection with populating the Isis Database.  In accordance with and subject to the Pharmacovigilance Agreement, Applicable Law and any applicable informed consents or other Third Party obligations, BMS will provide Isis with copies of toxicology, pharmacokinetic and serious adverse event final reports related to each PCSK9 Compound and Product.  In addition, in connection with any reported serious adverse event (including any follow-up or amended reports), in accordance with and subject to the Pharmacovigilance Agreement, Applicable Law and any applicable informed consents or other Third Party obligations, BMS will provide Isis in a mutually acceptable format, the following patient data: (a) basic statistics (including age, race, gender, weight, height); (b) medical history; (c) concurrent medication usage; (d) particulars of the event (verbatim term, MedDRA term & system organ class, onset date, resolution date, relation to Product, severity and criteria making event serious, outcome); (e) dosing history (dates, quantity of Product administered, method of administration); (f) chemistry, urinalysis and hematology lab tests; and (g) any countermeasures taken for the event.  All such information disclosed by BMS to Isis in connection with this Section shall be BMS Confidential Information; provided, however, that Isis may disclose any BMS Confidential Information contained in the Isis Database to any Third Party so long as Isis does not disclose to any Third Party the identity of the applicable Compound, the PCSK9 target or BMS (or any information that would foreseeably reveal the identity of the applicable Compound, the PCSK9 target or BMS) in connection with any such disclosure.

(b)           From time to time, Isis utilizes the information in the Isis Database to conduct analyses to keep Isis and its partners informed regarding class generic properties of ASOs, including with respect to safety.  As such, if and when Isis identifies safety or other related issues that may be relevant to a Product (including potential class-related toxicity liabilities), in accordance with and subject to the Pharmacovigilance Agreement, Isis will promptly inform BMS of such issues, and if requested, provide the data supporting Isis’ conclusions regarding such issues.

Section 4.8            Pharmacovigilance Agreement.  Subject to the terms of this Agreement, and within 3 months prior to the expected date of IND filing for a Compound, BMS and Isis (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall define and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being in a written pharmacovigilance agreement (hereafter referred to as the “Pharmacovigilance Agreement”).  These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication and exchange (as between the Parties) of adverse event reports and any other information concerning the safety of any Compound or Product.  Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and national regulatory reporting obligations to government authorities.  Furthermore, such agreed procedures shall be consistent with relevant International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail.  Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement (as it may be modified from time to time by mutual written agreement of the Parties) and to cause its Affiliates to comply with such obligations.  In accordance with and subject to the Pharmacovigilance Agreement, each Party shall provide the other Party with information available to such Party that such other Party may reasonably require to comply with its pharmacovigilance responsibilities under Applicable Law, including notice of any adverse drug experiences from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical trials and commercial experiences.

ARTICLE 5 -
FINANCIAL PROVISIONS

Section 5.1            Up-Front Payment by BMS.  In partial consideration for the licenses and other rights granted under this Agreement, within 10 Business Days following the Effective Date, BMS will pay Isis an irrevocable, non-creditable and nonrefundable signing payment equal to $15,000,000.

Section 5.2            Research Program Payments.  Research funding shall be provided by BMS to Isis as set forth in Section 3.5

Section 5.3            Milestone Payments by BMS.

(a)           The milestone payments under Column 1 of Table 1 below shall be payable by BMS to Isis within 30 days after the first achievement of the specified milestone events by BMS, its Licensees or their Affiliates for the first Compound to reach the specified milestone event.  The milestone payments under Column 2 of Table 1 below shall be payable as set forth below after the first achievement of the specified milestone events by BMS, its Licensees or their Affiliates for each subsequent Compound (i.e., each Compound after the first Compound) to reach the specified milestone event.

Table 1

	Column 1	Column 2
Milestone Event	Payment for First Compound	Payment for Each Subsequent Compound

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

(b)           If development is discontinued for a Compound, any previously paid milestone payments for that Compound will be applied and credited toward the milestone payments for the next subsequent Compound in development upon achievement of such milestones.  Only one set of milestone payments will be due (but payable as set forth in this paragraph) for a given Compound (i.e., for a given chemical entity).  In addition, in order to trigger and be eligible for a milestone payment under this Section 5.3, the making, using or selling of the applicable Compound must be Covered by a Valid Claim of an Isis Patent Right in the U.S. or the European Patent Office.

(c)           By way of example, in accordance with the foregoing, if the development of a first Compound is discontinued after the [***] milestone event is completed (with such milestone payment and earlier milestone payments having been paid for such first Compound), and a second follow-on Compound is subsequently advanced through development, no milestone payments would be payable for the second Compound through the [***] milestone, but milestone payments under Column 1 of Table 1 would be payable for any subsequent milestone events achieved by such second Compound (since such Compound would be the first Compound to achieve these subsequent milestone events).

Section 5.4            Royalty Payments by BMS.  Subject to the other provisions of this Agreement, BMS shall pay to Isis royalties based on the Net Sales of each Product during the applicable Royalty Term.  The royalty payable with respect to each particular Product shall be based on the level of aggregate annual worldwide Net Sales of such Product in a given Calendar Year period by BMS, its Affiliates and Licensees, with the royalty rate tiered based upon the level of such aggregate worldwide Net Sales in such Calendar Year period as set forth in the table below.

Royalty Rate	Annual Worldwide Net Sales
[***]	of annual worldwide Net Sales less than or equal to $[***]
[***]	of annual worldwide Net Sales greater than $[***] and less than $[***]
[***]	of annual worldwide Net Sales equal to or greater than $[***] billion

Royalties shall be calculated on a Product-by-Product and country-by-country basis using the applicable royalty rate or rates set out above and shall be determined based on the annual Net Sales of the relevant Product for the Calendar Year in question, and shall be paid at the rate applicable to the portion of Net Sales within each of the above Net Sales tiers during such Calendar Year.  By way of example, for a particular Product in a given Calendar Year period, if the total worldwide Net Sales of such Product in such Calendar Year period is $[***], the royalty payable by BMS to Isis will be ([***]% x $[***] million) + ([***]% x $[***] million) = $[***] million (plus any applicable financial Pass Through Obligations and subject to any applicable reductions under Section 5.5 or 5.7).

Notwithstanding the foregoing or any other provision of this Agreement, a Product shall only be eligible for a royalty payment under this Section 5.4 in a given country, if, as of the date of the First Commercial Sale of such Product in such country, the making, using or selling of such Product (or the Compound contained in such Product) in the U.S. or a Major European Country is Covered by a Valid Claim of an Isis Patent Right in the U.S. or the European Patent Office.  Accordingly, no royalty will be payable under this Section 5.4 on Net Sales of a Product in a country where, as of the date of the First Commercial Sale of such Product in such country, the making, using or selling of such Product (or the Compound contained in such Product) in the U.S. or a Major European Country was not then Covered by a Valid Claim of an Isis Patent Right in the U.S. or the European Patent Office.  Once a Product is determined to be eligible for a royalty payment in accordance with the foregoing, it shall continue to be eligible for the applicable Royalty Term, subject to the other terms and conditions of this Agreement.

Section 5.5            Third Party Payment Obligations.

5.5.1       Isis In-License Agreements.

(a)           Certain of the Isis Patent Rights Controlled by Isis as of the Effective Date that are licensed to BMS under Section 2.1 are in-licensed or were acquired by Isis under agreements with Third Party licensors or sellers, and certain milestone and/or royalty payments may become payable by Isis to such Third Party under such license or purchase agreements based on the Development and Commercialization of a Compound and Product by BMS under this Agreement (such license or purchase agreements in effect as of the Effective Date being the “Isis In-License Agreements”).  The Parties acknowledge that whether a milestone and/or royalty becomes payable by Isis to such Third Party licensor depends on the terms and conditions of the Isis In-License Agreement and on the properties of the Compound and Product being Developed or Commercialized by BMS under this Agreement.  Isis represents and warrants that the Isis In-License Agreements that Isis considers in good faith to be most relevant to the manufacture, use or sale of Compounds and Products as contemplated under the initial Research Plan (together with any associated potential Pass Through Obligations) are included in the list of agreements identified in Appendix 6.

(b)           BMS will be responsible for and hereby agrees to assume [***]% of the [***] Royalties, if any, with respect to any Product, provided however, that the amount of such [***] Royalties shall in no event exceed [***]% of net sales of a Product.  Section 5.5.1(c) shall not apply to the [***] Royalties and BMS shall not be entitled to reduce the royalty payable under Section 5.4 based on the payment of any [***] Royalties.

(c)           During the Research Term, as changes are made to the Research Plan and as Compounds and Products are being considered by the JRC, and for each lead Compound and for each ECN (at such time that a Compound is being considered for designation as an ECN), Isis shall promptly inform BMS in writing through the JRC regarding any Isis Patent Rights licensed to BMS under Section 2.1 that are subject to Isis In-License Agreements and potential Pass Through Obligations that are potentially relevant to the manufacture, use or sale of such Compounds, Products, lead Compounds and ECN.  BMS will be responsible for the payment of all financial Pass Through Obligations with respect to Compounds and Products, provided that BMS’ obligation to pay royalties under Section 5.4 (including any reduction under Section 5.7) shall be reduced by [***]% of the amount of any such Pass Through Obligations paid by BMS, subject to Section 5.5.4 (with the amount of any non-royalty Pass Through Obligations not so applied by BMS to such reduction in a given Calendar Quarter, because of Section 5.5.4, to be [***]).  If BMS does not agree to be responsible for the payment of any such Pass Through Obligation, then the applicable Isis In-License Patent will not be considered an Isis Patent Right licensed to BMS under this Agreement.

(d)           Any royalties or milestones BMS is responsible for paying under subsection (b) or (c) of this Section 5.5.1 will be in addition to the royalties and milestones payable by BMS under Section 5.3 and 5.4 (including any reduction under Section 5.7 and any reduction as set forth in Section 5.5) and BMS shall satisfy such obligation by paying Isis directly.

5.5.2       Additional Third Party Agreements.

(a)           After the Effective Date, Isis may in-license or acquire rights to Third Party Patents (such a Third Party in-license or acquisition agreement being an “Additional Third Party Agreement”) which would be included in the Isis Patent Rights licensed to BMS under Section 2.1.  In such event, Isis shall notify BMS regarding such Additional Third Party Agreement through the JRC (including the payments paid or potentially payable by Isis thereunder) and the Parties shall confer and discuss in good faith regarding the sharing of any upfront or similar acquisition payments that Isis paid or that would be payable to such Third Party.  At such time, if BMS wishes to include such Third Party Patents under the licenses granted under Section 2.1, BMS will notify Isis of its desire to do so and the Parties will fairly allocate between Compounds (and Products) and compounds that are not Compounds (and products that are not Products) any upfront payments or similar acquisition payments made by Isis to such Third Party under the Additional Third Party Agreement.  If BMS does not agree to reimburse Isis for [***]% of such amount of any upfront or similar acquisition payments fairly allocated to Compound and Products, and to be responsible for the payment of its share of any milestone and royalty payments as set forth below, then the Third Party Patents acquired or in-licensed by Isis under the Additional Third Party Agreement will not be considered an Isis Patent Right licensed to BMS under this Agreement.

(b)           In the event that a milestone payment or a royalty on net sales of Product becomes payable by Isis to a Third Party under such Additional Third Party Agreement with respect to a Product Developed and Commercialized by BMS under this Agreement, and such milestone or royalty payment obligation is based on the Product being Covered by an Isis Patent Right which is licensed to BMS under Section 2.1 and which is licensed to or acquired by Isis under such Additional Third Party Agreement (such milestone and/or royalty payments being the “Isis Third Party Payment”), then BMS shall be responsible for the payment of such Isis Third

Party Payment obligation, provided that BMS’ obligation to pay royalties under Section 5.4 (including any reduction under Section 5.7) shall be reduced by [***]% of the Isis Third Party Payment paid by BMS, subject to Section 5.5.4 (with the amount of any non-royalty Isis Third Party Payment not so applied by BMS to such reduction in a given Calendar Quarter, because of Section 5.5.4, [***]).  If BMS does not agree to be responsible for the payment of any such Isis Third Party Payment, then the applicable Isis In-License Patent will not be considered an Isis Patent Right licensed to BMS under this Agreement.

(c)           Any royalties or milestones BMS is responsible for paying under subsection (a) or (b) of this Section 5.5.2 will be in addition to the royalties and milestones payable by BMS under Section 5.3 and 5.4 (including any reduction under Section 5.7 and any reduction as set forth in Section 5.5) and BMS shall satisfy such obligation by paying Isis directly.

5.5.3       BMS Third Party Licenses.  BMS will be responsible for negotiating and entering into any Third Party licenses that BMS determines may be necessary or useful or may relate to the Development or Commercialization of Products.  If BMS, in its reasonable judgment, is required to obtain a license from any Third Party (such Third Party shall include Isis and its Affiliates with respect to any patent that is not licensed to BMS under this Agreement) under any patent covering technology necessary or useful for the Development or Commercialization of a Product (including but not limited to technology for the delivery or formulation of a Product), and the infringement of such patent cannot reasonably be avoided by BMS, and (i) such infringement has been proved in a court of competent jurisdiction or (ii) BMS has settled the infringement with the relevant Third Party by way of out-of-court agreement; and if BMS is required to pay to such Third Party in consideration for such license for a Product any milestone payments with respect to a Product or a royalty calculated on sales of a Product, or if BMS is required by a court of competent jurisdiction to pay such milestone or royalty payments to such a Third Party (such milestone and royalty payments collectively being a “BMS Third Party Payment”; such BMS Third Party Payment shall also include any upfront payments paid to such Third Party in consideration for such license where the license is limited to Compounds and Products), then BMS may reduce the royalty payable to Isis under Section 5.4 by up to [***]% of the amount of the BMS Third Party Payment (subject to Section 5.5.4) (with the amount of any such non-royalty BMS Third Party Payment not so applied by BMS to such reduction in a given Calendar Quarter, because of Section 5.5.4, [***]).  Notwithstanding the foregoing, no reduction of the royalties payable to Isis under Section 5.4 shall be permitted with respect to BMS Third Party Payments with respect to any Third Party patent covering (x) methods or materials used in the [***] or (y) any active ingredient which is not a Compound (i.e., a non-Compound active ingredient in a Combination Product).

5.5.4       Except for the [***] Royalty, for any additional payments payable by BMS under Section 5.5.1, 5.5.2 or 5.5.3, BMS may reduce its obligation to pay Isis royalties under Section 5.4 by [***] of the amount of such additional payments payable by BMS as set forth in Sections 5.5.1, 5.5.2 and 5.5.3; provided, however that (i) with respect to royalties paid to Third Parties by BMS under Sections 5.5.1, 5.5.2 and 5.5.3 no such reduction(s) in the aggregate shall reduce the royalty payments payable to Isis under Section 5.4 in any given Calendar Quarter period below a royalty payable to Isis of [***]% of Net Sales and (ii) with respect to non-royalty payments paid to Third Parties by BMS under Sections 5.5.1, 5.5.2 and 5.5.3 no such reduction(s) in the aggregate shall reduce the royalty payments payable to Isis under Section 5.4 in any given Calendar Quarter period below a royalty payable to Isis of [***]%, [***]% and [***]% of Net Sales, as applicable (i.e. [***] of the applicable Royalty Rates set forth in the table in Section 5.4).

Section 5.6            Pay-Down of [***].  If after the Effective Date Isis enters an agreement to pay a fee or other payment to reduce (in whole or in part) the [***] Royalties, Isis will present the agreement to BMS through the JRC and the Parties shall confer and discuss in good faith regarding the sharing of any such fee or other payment that Isis paid or is payable under such agreement.  If BMS agrees to share the portion of such fees and payments determined appropriate by the mutual agreement of the Parties, BMS will be relieved of its obligation to pay the [***] Royalty to the extent of Isis’ benefit under such new agreement reducing the [***] Royalty.

Section 5.7            Generic Competition.  If there are one or more unauthorized Third Parties selling a Generic Product, BMS may reduce the royalties due to Isis under Section 5.4 above on a country-by-country and Product-by-Product basis by [***] the unit volume sales of such Generic Product(s) account for the [***] of the Product plus the Generic Product in such country as reported by IMS; provided, however, that, in no event will the royalties payable to Isis under Section 5.4 above be reduced below the amount of any [***].  By way of example, if the sales of a Generic Product in a country account for [***]% of the unit volume of the Product plus all Generic Products, BMS may reduce the royalties due to Isis under Section 5.4 by [***]% in such country.

Section 5.8            Royalty Conditions.  The royalties under Section 5.4 shall be subject to the following conditions:

(i)  that only one royalty shall be due to Isis hereunder with respect to the same unit of Product;

(ii)  that no royalties shall be due upon the sale or other transfer of a Product among BMS, its Affiliates or Licensees, but in such cases the royalty shall be due and calculated upon BMS’s or its Affiliate’s or Licensee’s sale of Product to the first unaffiliated Third Party customer, where Net Sales is as defined in Appendix 1;

(iii)  no royalties shall accrue on the disposition of Product in reasonable quantities by BMS, its Affiliates or Licensees as part of an expanded access program or as part of Phase IV Trials or as bona fide samples or as donations to non-profit institutions or government agencies for non-commercial purposes, provided, in each case, that neither BMS, its Affiliate or Licensees receives any payment or other in-kind consideration for such Product.

Section 5.9            Royalty Term.  Royalties payable under Section 5.4 (subject to and including any reduction set forth in Sections 5.5, 5.6 and 5.7) will be payable for each Product on a Product-by-Product and country-by-country basis from the First Commercial Sale of the applicable Product in such country until the date that is the later of (i) [***] years after the First Commercial Sale of the Product in such country or (ii) the expiration of the last to expire Valid Claim within the Product Specific Patents or Isis Core Technology Patents which would be infringed by the sale of the applicable Product in the applicable country by an unauthorized party or (iii) the expiration of any applicable period of exclusivity as contemplated under Section 8.6 for the Product in the applicable country; provided that royalties shall only accrue so long as the exclusive license granted by Isis to BMS under Section 2.1 with respect to such Product has not been terminated.  Such period during which royalties are payable with respect to a Product in a country is referred to herein as the “Royalty Term” in such country with respect to such Product.

Section 5.10         Royalty Report and Payment.  During the term of this Agreement following the First Commercial Sale of any Product, within 60 days after the end of each

Calendar Quarter, BMS shall pay to Isis royalty payments payable for such Calendar Quarter and provide a royalty report showing, on a Product-by-Product and country-by-country basis:

(a)           the Net Sales of Products sold by BMS, its Licensees and their respective Affiliates during such Calendar Quarter reporting period;

(b)           the royalties payable in United States Dollars which shall have accrued hereunder with respect to such Net Sales;

(c)           withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties; and

(d)           the rate of exchange used by BMS in determining the amount of United States dollars payable hereunder.

In addition, during the term of this Agreement following the First Commercial Sale of any Product, within 30 days after the end of each Calendar Quarter, BMS shall provide Isis a preliminary quarterly royalty report showing the total Net Sales of Product and royalty payable for such Calendar Quarter.

If no royalty or payment is due for any royalty period hereunder, BMS shall so report.  BMS shall keep, and shall require its Licensees and their respective Affiliates to keep (all in accordance with generally accepted accounting principles, consistently applied), complete and accurate records in sufficient detail to properly reflect the Net Sales and to enable the royalties payable hereunder to be determined.  Upon reasonable request by Isis, BMS shall report to Isis the quantity of Product (not subject to royalties) distributed by BMS, its Affiliates or Licensees as part of an expanded access program or as part of Phase IV trials or as bona fide samples or as donations to not-for-profit institutions or government agencies for non-commercial purposes.  All information disclosed by BMS to Isis under this Section 5.10 shall be BMS Confidential Information.

Section 5.11         Manner of Payment And Exchange Rate.  All payments to be made by BMS to Isis under this Agreement shall be made in Dollars and shall be paid by electronic transfer in immediately available funds to such bank account in the United States designated in writing by Isis.  In the case of Net Sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States Dollars payable shall be the rate of exchange used by BMS for its own financial reporting purposes in connection with its other products, which shall be consistent with GAAP.  Upon request by Isis, BMS shall inform Isis regarding BMS’s then-current currency exchange policy.

Section 5.12         Audits of Royalty Reports.

Upon the written request of Isis and not more than once in each Calendar Year, BMS shall permit an independent certified public accounting firm of nationally recognized standing selected by Isis and reasonably acceptable to BMS, at Isis’ expense and upon execution of a confidentiality agreement with BMS, to have access during normal business hours to such records of BMS and/or its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than 36 months prior to the date of such request.  These audit rights (but not any obligation to pay unpaid royalties for such periods) with respect to any Calendar Year shall terminate 3 years after the end of any such Calendar Year.  Isis shall provide BMS with a copy of the accounting firm’s written report within 30 days of completion of such report.

If such accounting firm correctly concludes that an overpayment or underpayment was made, then the owing Party shall pay the amount due within 30 days of the date Isis delivers to

BMS such accounting firm’s written report so correctly concluding.  Isis shall bear the full cost of such audit unless such audit correctly discloses that the additional payment payable by BMS for the audited period is more than [***] of the amount of the royalties paid for that audited period, in which case BMS shall pay the reasonable fees and expenses charged by the accounting firm.

BMS shall include in each sublicense granted by it to any Licensee a provision requiring the Licensee to maintain records of sales made pursuant to such license and to grant access to such records by BMS’s independent accountant to the same extent and under the same obligations as required of BMS under this Agreement.  BMS shall advise Isis in advance of each audit of any Licensee with respect to Product sales.  BMS will provide Isis with a summary of the results received from the audit and, if Isis so requests, a copy of the audit report with respect to Product sales.  BMS shall pay the reasonable fees and expenses charged by the accounting firm, except that Isis shall pay for all additional services requested exclusively by Isis from BMS’s independent accountant unless the audit discloses that the additional payments payable to Isis for the audited period differ by more than [***] from the amount of the royalties otherwise paid.

All financial information subject to review under this Section or under any license agreement with a Licensee shall be BMS Confidential Information and shall be treated in accordance with the confidentiality provisions of this Agreement.  As a condition precedent to Isis’ audit rights under this Section, Isis’ accounting firm will enter into a confidentiality agreement with BMS obligating it to treat all such financial information in confidence pursuant to such confidentiality agreement.  Isis may provide Third Parties to which Isis owes Pass Through Royalties on Products information in such audit report that are relevant and required to comply with such Third Party’s audit rights under the applicable license agreement between Isis and such Third Party, provided that such Third Party agrees in writing to keep such information confidential under terms no less restrictive than Isis’ obligations of confidentiality under this Agreement.

Section 5.13         Taxes.  Isis will pay any and all taxes levied on account of all payments it receives under this Agreement.  If laws or regulations require that taxes be withheld with respect to such payments, BMS will: (i) deduct those taxes from the remittable payment; (ii) pay the taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of tax payment to Isis on a timely basis following that tax payment.  Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect.  Such cooperation may include BMS making payments from a single source in the U.S., where not impracticable.  The Parties shall discuss applicable mechanisms for minimizing such taxes to extent possible in compliance with Applicable Law.  In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

Section 5.14         Blocked Currency.  In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country will be paid to Isis in the country in local currency by deposit in a local bank designated by Isis, unless the Parties otherwise agree.

Section 5.15         Sublicenses.  In the event BMS grants licenses or sublicenses to a Licensee to sell Products which are subject to royalties under Section 5.4, such licenses or sublicenses will include an obligation for the Licensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by BMS, and BMS will pay, or will ensure that Licensee will pay, to Isis, with respect to such sales, royalties as if such sales of the Licensee were Net Sales of BMS.

Section 5.16         Interest.  If BMS fails to make any payment due to Isis under this Agreement, then interest will accrue on a daily basis at the greater of an annual rate equal to 1.0% above the then-applicable prime commercial lending rate of CitiBank, N.A. San Francisco, California, or at the maximum rate permitted by Applicable Law, whichever is the lower.

ARTICLE 6 -
PRESS RELEASES & PUBLICATIONS

Section 6.1            Press Releases; Public Disclosure.

6.1.1       Upon execution of this Agreement, the Parties shall issue a joint press release announcing the existence of this Agreement in a form and substance agreed to in writing by the Parties.  Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided however, that each Party may make disclosures permitted by, and in accordance with, Article 7.  Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release.  Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such announcement at least 5 Business Days prior to its scheduled release.  Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise permitted by Article 7, the Party whose announcement has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure.  The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.

6.1.2       Each Party will immediately notify (and provide as much advance notice as possible to) the other of any event materially related to Products (including any regulatory approval) so that the Parties may analyze the need to or desirability of publicly disclosing or reporting such event.  Notwithstanding Section 6.1.1 above, any press release or other similar public communication by either Party related a Product’s efficacy or safety data and/or results, will be submitted to the other Party for review and approval at least 5 Business Days in advance of such proposed public disclosure, which approval will not be unreasonably withheld or delayed.

Section 6.2            Publication of Research Results.

6.2.1       Publication by Isis.  Isis shall not publish, present or otherwise disclose to the public the Research Results exclusively licensed to BMS hereunder, except subject to the prior review and comment by BMS as follows.  Isis shall provide BMS with the opportunity to review any such proposed disclosure which if made would or may be considered a public disclosure, whether written or oral, (such as an abstract, manuscript or presentation) that contains such Research Results by delivering a copy thereof to BMS no less than thirty (30) days before its intended submission for publication, presentation or other public disclosure.  BMS shall have thirty (30) days from its receipt of any such proposed disclosure in which to notify Isis in writing of approval of the disclosure, such approval not to be unreasonably withheld or delayed.  In the event BMS objects to the proposed disclosure in writing within such thirty (30) days period, or requests a delay in the disclosure beyond such thirty (30) day period for the filing of a patent application, Isis agrees not to make the proposed disclosure or submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to the content of the proposed disclosure, or, where applicable, such patent application has been filed, and Isis shall delete from the proposed disclosure any Confidential Information of BMS

(including any Confidential Information of both Parties) upon request by BMS.  Once any such abstract or manuscript is accepted for publication, at BMS’ request, Isis will provide BMS with a copy of the final version of the presentation, manuscript or abstract.

6.2.2                                       Publication by BMS.  BMS shall not publish, present or otherwise disclose to the public the Research Results exclusively licensed to BMS hereunder, except subject to the prior review and comment by Isis as follows.  BMS shall provide Isis with the opportunity to review any such proposed disclosure which if made would or may be considered a public disclosure, whether written or oral, (such as an abstract, manuscript or presentation) that contains such Research Results by delivering a copy thereof to Isis no less than thirty (30) days before its intended submission for publication, presentation or other public disclosure.  Isis shall have thirty (30) days from its receipt of any such proposed disclosure in which to notify BMS in writing of approval of the disclosure, such approval not to be unreasonably withheld or delayed.  In the event Isis objects to the proposed disclosure in writing within such thirty (30) days period, or requests a delay in the disclosure beyond such thirty (30) day period for the filing of a patent application, BMS agrees not to make the proposed disclosure or submit the publication or abstract or make the presentation containing the objected-to information until the Parties have agreed to the content of the proposed disclosure, or, where applicable, such patent application has been filed, and BMS shall delete from the proposed disclosure any Confidential Information of Isis  (including any Confidential Information of both Parties) upon request by Isis.  Once any such abstract or manuscript is accepted for publication, at Isis’ request, BMS will provide Isis with a copy of the final version of the presentation, manuscript or abstract.

6.2.3       For clarification, this Section 6.2 shall not apply with respect to the use and disclosure of Confidential Information as specifically provided for in Section 6.1 or Article 7 (i.e., a disclosure expressly permitted and made in accordance with Section 6.1 or Article 7).

ARTICLE 7 -
CONFIDENTIALITY

Section 7.1            Disclosure and Use Restriction.  Each Party agrees that, for so long as this Agreement is in effect and for a period of 5 years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence other proprietary industrial information of similar kind and value, (ii) not disclose such Confidential Information except to the Receiving Party’s employees having a need-to-know such Confidential Information solely for purposes of performing Receiving Party’s obligations under this Agreement, (iii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement, and (iv) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.  For avoidance of doubt, Isis shall be permitted to use the BMS Confidential Information solely for purposes of performing the Research Program in accordance with the Research Plan and for no other purpose.  Upon completion of the Research Program or earlier upon written request by BMS, Isis shall return to BMS or destroy any BMS Confidential Information.

Section 7.2            Authorized Disclosure.  To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

(a)           filing or prosecuting patent applications in accordance with this Agreement;

(b)           made to the Regulatory Authorities as necessary for the Development or Commercialization of a Product in a country, as required in connection with any filing, application or request for Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)           prosecuting or defending litigation;

(d)           complying with applicable governmental laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (i) in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance and (ii) such disclosure is made in accordance with Section 7.3 or 7.4 as applicable; and

(e)           disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential Licensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors (including without limitation consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 7; provided, however, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 7 to treat such Confidential Information as required under this Article 7.

If and whenever any Confidential Information is disclosed in accordance with this Section 7.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Where reasonably possible and subject to Sections 7.3 and 7.4, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to clauses (a) through (d) of this Section 7.2 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

For purposes of this Article 7, for as long as and to the extent the exclusive license granted to BMS under Section 2.1 remains in effect, the Research Results shall be treated as Confidential Information of both Parties.  Accordingly, each Party shall be considered the Receiving Party with respect to the Research Results and shall be subject to all of the restrictions and obligations of this Article 7 with respect to the disclosure and use of such Research Results to the same extent as applicable to Confidential Information disclosed to such Party by the other Party.

Section 7.3            Required Disclosure.  A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided however, that the Receiving Party shall notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

Section 7.4            Securities Filings.  In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than three (3) business days prior to such filing (provided that, whenever practicable, such portions shall be provided not less than 5 business days prior to such filing) (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the Agreement, and shall obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed.  No such notice shall be required under this Section 7.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

Section 7.5            Terms of Agreement.  The existence and the terms and conditions of the Agreement that the Parties have not specifically agreed to disclose pursuant to Article 6 or Section 7.4 shall be considered Confidential Information of both Parties.  Either Party may disclose such terms to a bona fide potential Licensee, investor, investment banker, acquirer, merger partner or other potential financial partner, and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has entered into a written agreement with the Party requiring such Person to keep such information confidential.

Section 7.6            Injunctive Relief.  The Parties hereto understand and agree that remedies at Law may be inadequate to protect against any breach of any of the provisions of this Article 7 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf.  Accordingly, each Party shall be entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 7.

ARTICLE 8 -
PATENTS

Section 8.1            Ownership of Inventions and Patents.

(a)           Title to inventions, discoveries, improvements and other technology, whether or not patentable, conceived, made or reduced to practice in the performance of the Research Program under this Agreement (collectively, the “Program Inventions”) and any Patents claiming such Program Inventions (“Program Patent Rights”), are retained by the Party that is the employer of the inventor (or, in the case of consultants and (sub)contractors, the Party for which the consultant or (sub)contractor is providing its services).  The Parties agree that the United States federal patent law on inventorship shall determine the inventorship of any invention and the names of the inventors on any patent filings, whether sole or joint inventions, which arise in connection with activities conducted pursuant to this Agreement.  BMS shall own Program Inventions invented solely by employees, consultants and/or (sub)contractors of BMS (the “BMS Inventions”) and any Patents claiming such Program Inventions (the “BMS Program Patent Rights”).  Isis shall own Program Inventions invented solely by employees, consultants and/or (sub)contractors of Isis (the “Isis Inventions”) and any Patents claiming such Program

Inventions (the “Isis Program Patent Rights”).  Isis and BMS shall own jointly such Program Inventions invented jointly by employees, consultants and/or (sub)contractors of Isis and BMS (the “Joint Inventions”) and any Patents claiming such Program Inventions (the “Joint Patents”).  Isis shall promptly disclose to BMS any such Isis Invention or Joint Invention, and BMS shall promptly disclose to Isis any BMS Invention or Joint Invention, arising from or made in the performance of the Research Program and any patent or patent application claiming such Program Invention.

(b)           This Agreement shall be understood to be a joint research agreement to discover Compounds and associated uses and to Develop Products in accordance with 35 U.S.C. § 103(c)(3).

(c)           Each Party has entered or will enter into binding agreements obligating all employees, consultants and/or (sub)contractors performing activities in the performance of the Research Program or in the manufacture of API by Isis for BMS, to assign (or, in the case of (sub)contractors, assign or license) the employee’s, consultant’s and/or (sub)contractor’s interest in any invention and related intellectual property conceived or reduced to practice in the course of such activities to the Party for which such employee, consultant and/or (sub)contractor is providing its services.

Section 8.2            Filing, Prosecution and Maintenance of Patent Rights.

8.2.1       Solely Owned Patents.  Subject to the other sections of this Article 8, including the other subsections of this Section 8.2 below, each Party will have the sole right, at its cost and expense and at its sole discretion, to prepare, file, prosecute (including, without limitation, to control any interferences, reissue proceedings, oppositions and reexaminations), maintain, enforce and defend throughout the world any Patents solely owned or Controlled by such Party, including with respect to Isis, the Isis Core Technology Patents and the Isis Manufacturing Patents.

8.2.2       Filing, Prosecution and Maintenance of Isis Core Technology Patents and Isis Manufacturing Patents.

(a)           As between Isis and BMS, Isis shall be responsible for the preparation, filing, prosecution (including, without limitation, any interferences, reissue proceedings, oppositions and reexaminations) and maintenance of Isis Core Technology Patents and Isis Manufacturing Patents, and Isis shall be responsible for all costs incurred by Isis with respect to such preparation, filing, prosecution and maintenance of Isis Core Technology Patents and Isis Manufacturing Patents.  At BMS’ reasonable request, Isis, or its outside counsel, shall promptly provide BMS with an update of the filing, prosecution and maintenance status for each of the Isis Core Technology Patents and Isis Manufacturing Patents, including without limitation an update of Appendix 3 and 4.  In addition, Isis will cooperate with BMS in the preparation, filing and prosecution of any Isis Core Technology Patents and Isis Manufacturing Patents that disclose ASOs targeting PCSK9 or Compounds or Products.  Accordingly, Isis will not file any Isis Core Technology Patents and Isis Manufacturing Patents that disclose ASOs targeting PCSK9 or Compounds or Products without first consulting with BMS’ patent counsel regarding the filing of such Patent.  Upon request by BMS’ patent counsel, a separate application shall be filed concurrently with such Isis Core Technology Patent or Isis Manufacturing Patent with claims specifically directed to a Compound or Product (including claims specifically directed to a method of use or making such Compound or Product) and such separate application will be considered and treated as a Product Specific Patent under this Agreement, and shall be subject to without limitation the provisions of Sections 8.2.3 and 8.4.1.

(b)           In addition, Isis will cooperate with BMS to prepare, file and prosecute continuing applications (including divisionals, continuations or continuations-in-part) for any Patent within the Isis Core Technology Patents or Isis Manufacturing Patents for the purposes of securing claims that more directly or specifically cover a Compound or Product.  Accordingly, Isis will not file or add during the prosecution of any Isis Core Technology Patents or Isis Manufacturing Patents claims specifically directed to a Compound or Product (including claims specifically directed to a method of use or making such Compound or Product) without first consulting with BMS’ patent counsel regarding such claims.  Upon request by BMS’ patent counsel, any such claims specifically directed to a Compound or Product (including claims specifically directed to a method of use or making such Compound or Product) shall be filed as a continuing application (such as a divisional, continuation or continuations-in-part) of any Patent within the Isis Core Technology Patents or Isis Manufacturing Patents.  Once filed, these continuing applications (including divisionals, continuations or continuations-in-part) will be considered and treated as Product Specific Patents under this Agreement, and shall be subject to without limitation the provisions of Sections 8.2.3 and 8.4.1.

8.2.3       Filing, Prosecution and Maintenance of Product Specific Patents.  In accordance with this Section 8.2.3 and subject to Section 8.2.4, unless the Parties otherwise agree in writing, BMS shall have lead responsibility (using internal or outside counsel selected by BMS), and Isis shall cooperate fully, with respect to the preparation, filing, prosecution (including, without limitation, any interferences, reissue proceedings, oppositions and reexaminations) and maintenance of the Product Specific Patents.  BMS shall be responsible for all out-of-pocket costs (including reasonable out-of-pocket costs incurred by Isis in performing activities at the prior written request of BMS) with respect to such preparation, filing, prosecution and maintenance of Product Specific Patents for which BMS assumes such lead responsibility.  Isis shall cooperate with BMS in the filing and prosecution of such patent applications, including consulting with and assisting BMS and its patent counsel in drafting patent applications and responses.  In addition, upon request by BMS, Isis will provide such assistance and execute such documents as are reasonably necessary to permit the filing, prosecution and/or maintenance of such patent or patent application or the issuance, maintenance and/or extension of any resulting patent or permit enforcement of such patent application or any such patent.  BMS, or its outside counsel, shall provide Isis with an update of the filing, prosecution and maintenance status for each of the Product Specific Patents on a periodic basis for which BMS assumes lead responsibility and shall reasonably consult with and cooperate with Isis with respect to the preparation, filing, prosecution and maintenance of such Product Specific Patents, including providing Isis with drafts of proposed filings in sufficient time to allow Isis’s review and comment before such filings are due.  BMS, or its outside counsel, shall provide to Isis copies of any papers relating to the filing, prosecution and maintenance of such Product Specific Patents promptly upon their being filed or received.  In the event that BMS elects not to pursue or continue the filing, prosecution (including any material reduction in claim scope) or maintenance of any Patents included in such Product Specific Patents in any country, BMS shall provide Isis with an opportunity to assume responsibility for such filing, prosecution or maintenance of such Product Specific Patents as set forth in Section 8.2.4.  In the case where Isis wishes to pursue subject matter BMS has deleted from a claim (where BMS has elected to not otherwise pursue the subject matter of such claim in the same or another application), Isis may pursue such subject matter in a corresponding continuation or divisional application (where permissible under law) in accordance with and subject to Section 8.2.4.  For so long as BMS retains responsibility under this Section 8.2.3 with respect to a particular Product Specific Patent, BMS shall not knowingly take any action or knowingly fail to take any action during the filing, prosecution and/or maintenance of such Product Specific Patents that would materially adversely affect such Product Specific Patents (including any material reduction in claim scope), without providing Isis written notice and information as set forth above.  In the case where BMS assumes responsibility for the preparation, filing, prosecution or maintenance of any patent or patent application as set forth above, and has used all good faith, reasonable efforts to comply with its obligations to provide notice and information as set forth in this Section 8.2.3 and 8.2.4, BMS will not be liable to Isis in any way with respect to its handling of, or the results obtained from, the filing, prosecution, issuance, extension or maintenance of such application or any resulting patent or any failure by it to so file, prosecute, extend or maintain.

8.2.4       Filing, Prosecution and Maintenance of Product Specific Patents by Isis.  In no event will BMS, for so long as BMS retains responsibility for the filing, prosecution and maintenance of the Product Specific Patents as set forth in Section 8.2.3, knowingly permit any such Product Specific Patent to be abandoned in any country, or elect not to file a new patent application claiming priority to a patent application within such Product Specific Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without Isis’s written consent or Isis otherwise first being given an opportunity to assume full responsibility (at Isis’s expense) for the continued prosecution and maintenance of such Product Specific Patents, or the filing of such new patent application.  Accordingly, BMS, or its outside counsel, shall provide Isis with notice of the allowance and expected issuance date of any patent within the Product Specific Patents, or any of the aforementioned filing deadlines, and Isis shall provide BMS with prompt notice as to whether Isis desires BMS to file any such new patent application.  In the event that BMS decides either (i) not to continue the prosecution or maintenance of a patent application or patent within Product Specific Patents in any country or (ii) not to file such new patent application requested to be filed by Isis as provided above, BMS shall provide Isis with notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof, and Isis may thereafter assume responsibility for such filing, prosecution and maintenance in accordance with this Section 8.2.4.  In the event that Isis assumes such responsibility for such filing, prosecution and maintenance, Isis shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to patent counsel (outside or internal) selected by Isis, and  Isis, or its outside counsel, shall provide BMS with an update of the filing, prosecution and maintenance status for each of the Product Specific Patents on a periodic basis for which Isis assumes lead responsibility and shall reasonably consult with and cooperate with BMS with respect to the preparation, filing, prosecution and maintenance of such Product Specific Patents, including providing BMS with drafts of proposed filings in sufficient time to allow BMS’s review and comment (or the filing of Product Specific Patents by BMS in accordance with Section 8.2.3) before such filings are due.  Isis, or its outside counsel, shall provide to BMS copies of any papers relating to the filing, prosecution and maintenance of such Product Specific Patents promptly upon their being filed or received.  In the case where Isis takes over the preparation, filing, prosecution or maintenance of any patent or patent application as set forth above, and has used all good faith, reasonable efforts to comply with its obligations to provide notice and information as set forth is this Section 8.2.4, Isis will not be liable to BMS in any way with respect to its handling of, or the results obtained from, the filing, prosecution, issuance, extension or maintenance of such application or any resulting patent or any failure by it to so file, prosecute, extend or maintain.

8.2.5       Filing, Prosecution and Maintenance of Certain Program Patent Rights.  This Section 8.2.5 shall apply to Program Patent Rights that are not Product Specific Patents (the preparation, filing, prosecution and maintenance of the Program Patent Rights that are Product Specific Patents are governed by Sections 8.2.3 and 8.2.4).  In accordance with this Section 8.2.5, unless the Parties otherwise agree in writing, BMS shall have lead responsibility, and Isis shall cooperate fully, with respect to the preparation, filing, prosecution (including, without limitation, any interferences, reissue proceedings, oppositions and reexaminations) and maintenance of the Program Patent Rights, for so long as BMS retains relevant rights hereunder.  BMS shall be responsible for all out-of-pocket costs (including reasonable out-of-pocket costs incurred by Isis in performing activities at the prior written request of BMS) with respect to such preparation, filing, prosecution and maintenance of Program Patent Rights for which BMS assumes such lead responsibility.  Isis shall promptly disclose to BMS any Program Inventions, and BMS shall have the right in accordance with this Section 8.2.5 to file and prosecute any new patent application claiming such inventions to the extent BMS has rights hereunder to the relevant invention.  Isis shall cooperate with BMS in the filing and prosecution of such patent applications, including consulting with and assisting BMS and its patent counsel in drafting patent applications and responses.  In addition, upon request by BMS, Isis will provide such assistance and execute such documents as are reasonably necessary to permit the filing, prosecution or maintenance of such patent or patent application or the issuance, maintenance or extension of any resulting patent or permit enforcement of such patent application or any such patent.  BMS, or its outside counsel, shall provide Isis with an update of the filing, prosecution and maintenance status for each of the Program Patent Rights on a periodic basis for which BMS assumes lead responsibility and shall reasonably consult with and cooperate with Isis with respect to the preparation, filing, prosecution and maintenance of such Program Patent Rights, including providing Isis with drafts of proposed filings in sufficient time to allow Isis’ review and comment before such filings are due.  BMS, or its outside counsel, shall provide to Isis copies of any papers relating to the filing, prosecution and maintenance of such Program Patent Rights promptly upon their being filed or received.  In the event that BMS elects not to pursue or continue the filing, prosecution or maintenance of any Program Patent Rights in any country, BMS shall provide Isis with an opportunity to assume responsibility for such filing, prosecution or maintenance of such Patents to the same manner as applicable to the Product Specific Patents as provided in Section 8.2.4, such that such Program Patent Rights will be treated in the same manner as Product Specific Patents under Section 8.2.4.  In the case where BMS assumes responsibility for the preparation, filing, prosecution or maintenance of any patent or patent application as set forth above, and has used all good faith, reasonable efforts to comply with its obligations to provide notice and information as set forth is this Section 8.2.5, BMS will not be liable to Isis in any way with respect to its handling of, or the results obtained from, the filing, prosecution, issuance, extension or maintenance of such application or any resulting patent or any failure by it to so file, prosecute, extend or maintain.

8.2.6       Cooperation.  In accordance with the foregoing, each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the Product Specific Patents and Program Patent Rights.  Such cooperation includes (a) promptly executing all papers and instruments and requiring employees (and other persons under obligation to assign Patents to such Party) to execute such papers and instruments as reasonable and appropriate so as to enable such other Party, to prepare, file, prosecute, and maintain such Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents.

Section 8.3            Patent Term Extension.  Isis and BMS shall each cooperate with one another and shall use commercially reasonable efforts in obtaining patent term extensions (including without limitation, any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering those Products licensed by BMS hereunder.  If elections with respect to obtaining such patent term extensions or supplemental protection are to be made, BMS shall have the right to make such election, provided that such election will be made in accordance with applicable Law so as to maximize the period of marketing exclusivity for the Product.

Section 8.4            Enforcement of Patents

8.4.1       Enforcement by BMS of Product Specific Patents.  In the event that Isis or BMS becomes aware of a suspected infringement in the Field of any Product Specific Patent, or any such Product Specific Patent is challenged in any action or proceeding (other than any interferences, reissue proceedings, oppositions or reexaminations, which are addressed above), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  BMS shall have the right, but shall not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such infringement to the extent in the Field and relevant to BMS’s exclusive rights hereunder at its own expense, in its own name and entirely under its own direction and control, or settle any such action, proceeding or dispute by license (to the extent such sublicense is permitted under this Agreement), subject to the following.  Isis shall reasonably assist BMS in any action or proceeding being defended or prosecuted if so requested, and shall lend its name to such actions or proceedings if reasonably requested by BMS or required by Applicable Law.  BMS shall reimburse Isis for the documented out-of-pocket costs Isis reasonably incurs in providing such assistance as specifically requested in writing by BMS.  In the event Isis is a required party to the proceeding or action, Isis shall have the right to be represented by its own counsel (such selection to be subject to BMS’s approval, such approval not to be unreasonably withheld), and BMS shall reimburse Isis for the documented out-of-pocket costs Isis reasonably incurs that are reasonably related to the proceeding or action, including attorneys fees, provided that BMS shall retain overall responsibility for the prosecution of such action or proceeding in such event.  In the event that Isis is not a necessary party to the proceeding or action, Isis shall have the right to participate and be represented in any such suit by its own counsel at its own expense, provided that BMS shall retain overall responsibility for the prosecution of such action or proceedings in such event.  No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of an Isis Patent Right, or which could be reasonably expected to have a material adverse financial impact on Isis, may be entered into by BMS without the prior written consent of Isis, which consent shall not be unreasonably withheld, delayed or conditioned.

8.4.2       Enforcement by Isis.  If BMS elects not to settle, defend or bring any action for infringement described in Section 8.4.1 and so notifies Isis, including following any request by Isis to do so, then Isis may defend or bring such action at its own expense, in its own name, provided however that, Isis agrees not to so settle, defend or bring any action for infringement of a Product Specific Patent Right upon BMS’s request based on BMS’s good faith reasonable determination, the basis for which shall be provided to Isis, that it is not in the best interest of the Parties to so settle, defend or bring such action for infringement.  In the case where Isis proceeds to settle, defend or bring an action for such infringement, the following shall apply.  BMS shall reasonably assist Isis in any action or proceeding being defended or prosecuted if so requested, and shall lend its name to such actions or proceedings if requested by Isis or required by Applicable Law.  Isis shall reimburse BMS for the documented external costs BMS reasonably incurs in providing such assistance as specifically requested in writing by Isis.  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense, provided that Isis shall retain overall responsibility for the prosecution of such suit or proceedings in such event.  No settlement of any action or proceeding defended or brought by Isis with respect to a Product Specific Patent, which restricts the scope, or adversely affects the enforceability, of a Product Specific Patent Right, or which could be reasonably expected to have a material adverse financial impact on BMS, may be entered into by Isis without the prior written consent of BMS, which consent shall not be unreasonably withheld, delayed or conditioned.  In addition, if BMS elects not to settle, defend or bring any action for infringement against an infringing Third Party described in Section 8.4.1, then any infringing products sold by such Third Party will not be included in the calculation of sales of Generic Products under Section 5.7.

8.4.3       Withdrawal.  In addition to Section 8.4.2, if either Party brings an action or proceeding under this Section 8.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party and pursue such action or proceeding in accordance with the terms of this Section 8.4 (including but not limited to the proviso in the first sentence of Section 8.4.2).

8.4.4       Enforcement and Defense of Joint Patent Rights.  With respect to infringement of a Joint Patent that is not a Product Specific Patent, the Party responsible for filing, prosecution and maintenance of such Joint Patent under Section 8.2.5 will have the first right to bring and control any enforcement action or proceeding with respect to such Joint Patent, and will bear all expenses thereof, and the other Party will have the right, at its own expense, to be represented in any such action.

8.4.5       Cooperation.  The Party not enforcing the applicable Patent will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action.

8.4.6       Damages.  In the event that either Party exercises the rights conferred in this Section 8.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including, without limitation, attorneys fees.  Except as otherwise provided in this Section 8.4, each Party will bear its own expenses with respect to any suit or other proceeding against an infringer.  If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared pro rata in proportion to the total of such costs and expenses incurred by each Party.  If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be divided as follows: (i) as to ordinary damages based on lost sales or profit, BMS shall retain such funds and such funds will be treated as Net Sales and royalties will be payable by BMS to Isis with respect to such Net Sales in accordance with this Agreement and (ii) as to special or punitive damages, the Party that brought the enforcement action at its expense shall receive [***]% of the amount of such special or punitive damages and the other Party shall receive [***]% of the amount of such special or punitive damages.

8.4.7       Enforcement of Isis Core Technology Patents and Isis Manufacturing Patents by BMS.  In the event that Isis or BMS becomes aware of a suspected infringement of any Isis Core Technology Patents and Isis Manufacturing Patents by a Third Party where such infringement involves the manufacture, use or sale of an ASO targeting PCSK9 (including but not limited to infringement which is the subject of a notice under Section 8.5), the Parties shall confer and discuss in good faith an enforcement strategy with respect to such Isis Core Technology Patents and Isis Manufacturing Patents against such Third Party, and Isis shall consider in good faith and not unreasonably deny or delay BMS’ request to enforce such Isis Core Technology Patents and Isis Manufacturing Patents in the same manner as a Product Specific Patent as set forth above in this Article 8.  Isis shall not bring any enforcement action for such infringement with respect to such Isis Core Technology Patents and Isis Manufacturing Patents without BMS having the first opportunity to bring such action in the same manner as a Product Specific Patent as set forth above in this Article 8.

Section 8.5            Notification of Patent Certification.  Isis shall notify and provide BMS with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of an Isis Patent Right Covering a Compound or Product (including methods of use thereof) pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a Third Party, and any foreign equivalent thereof for a Generic Product.  Such notification and copies shall be provided to BMS by Isis as soon as practicable and at least within five (5) days after Isis receives such certification, and shall be sent by facsimile and overnight courier to the address set forth below:

Bristol-Myers Squibb Company
P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000
Attention:  Vice President and Chief Intellectual Property Counsel

Telephone:  609-252-4825
Facsimile:  609-252-7884

Section 8.6            Data Exclusivity and Orange Book Listings.  With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including without limitation any available pediatric extensions) or periods under national implementations of Article 11.1(a)(iii) of Directive 2001/EC/83, or similar periods as may be applicable to a biologic, and all international equivalents), BMS shall use commercially reasonable efforts consistent with its obligations under applicable law (including any applicable consent order) to seek, maintain and enforce all such data exclusivity periods available for the Products exclusively licensed by BMS hereunder.  With respect to filings in the FDA Orange Book or other similar filings or listings as may be applicable (and foreign equivalents) for issued patents for a Product, upon reasonable request by BMS, Isis shall provide reasonable cooperation to BMS in filing and maintaining any such listing and filings.  BMS shall not list Isis Core Technology Patents in the FDA Orange Book without Isis’ prior written consent, such consent not to be unreasonably withheld or delayed.  In no event shall Isis shall withhold or delay such consent where the listing of such Isis Core Technology Patent is required under applicable law.

Section 8.7            Further Actions.  Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and/or perform its obligations pursuant to this Article 8; provided however, that neither Party shall be required to take any action pursuant to Article 8 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree.

Section 8.8            Infringement Claims; Oppositions.  BMS and Isis shall promptly inform the other in writing of any written notice to it of alleged infringement or misappropriation, based on the research, development, making, using, importing, exporting or selling of a Compound or Product, of a Third Party’s intellectual property rights of which it shall become aware.  The Parties shall confer on the handling of such matter.  Isis shall not acknowledge to a Third Party the validity of any such allegation or admit liability without the prior written consent of BMS, and BMS shall not acknowledge to a Third Party the validity of any such allegation or admit liability without the prior written consent of Isis to the extent such action would reasonably be expected to create any liability for Isis.  BMS and Isis shall each keep the other advised of all material developments in the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation and shall cooperate with the other in the conduct of such defense.  In no event may either Party settle any such infringement or misappropriation claim in a manner that would limit the rights of the other Party or impose any obligation on the other Party, without such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.

BMS and Isis shall promptly inform the other in writing of any written notice to it of actual or threatened opposition related to the Product Specific Patents.  The Parties shall confer on the handling of such matter and such matters will be handled in accordance with Section 8.2.3 and 8.2.4 above.

Section 8.9            Records Regarding Isis Patent Rights.  Each Party shall assign patent counsel representatives who shall be responsible for coordinating activities between the Parties in accordance with this Article 8.  Such representatives will use good faith diligent efforts to maintain a report listing the Isis Patent Rights that are subject to the license granted to BMS under Section 2.1.  Such report shall be used to facilitate the identification and tracking of the Isis Patent Rights licensed under this Agreement, but shall not, unless specifically agreed to in a separate written agreement signed by authorized representatives of both Parties, be considered to be a then-current complete and binding list of the Isis Patent Rights licensed under this Agreement.

ARTICLE 9 -
TERM AND TERMINATION

Section 9.1            Term.  The term of this Agreement (the “Term”) commences upon the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 9 or Article 10, will continue until the expiration of all obligations to pay royalties on all Products to Isis (including any Pass Through Royalties).

Section 9.2            BMS Right to Terminate Without Cause.  BMS may terminate this Agreement (including its license rights under this Agreement) in full (but not in part), effective upon [***] calendar days prior written notice in the case where Approval has not been obtained for the applicable Product or upon [***] calendar days prior written notice in the case where Approval has been obtained for the applicable Product.  For purposes of clarification, milestone payments will be due on milestones achieved during the period between notice of termination and the effective date of termination.

Section 9.3            Material Breach.

(a)           If either Party believes that the other is in material breach of this Agreement (other than with respect to a breach of BMS’s obligations under Section 4.1, which is governed by Section 9.4), then the non-breaching Party may deliver notice of such breach to the other Party.  In such notice the non-breaching Party shall identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach; provided that such identified actions or conduct shall not be binding upon the other Party with respect to the actions that it may need to take to cure such breach.  The allegedly breaching Party shall have [***] days to either cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] days following such notice) or, if cure cannot be reasonably effected within such [***] day period, to deliver to the other Party a plan for curing such breach which is reasonably sufficient to effect a cure within a reasonable period.  Following delivery of such plan, the breaching Party shall use commercially reasonable efforts to carry out the plan and cure the breach.  If the Party receiving notice of breach fails to cure such breach within the [***] day period, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may declare a breach hereunder upon [***] days advance written notice.  Subject to Section 8.3(b), such notice shall effectively terminate this Agreement upon expiration of such [***] day period.

(b)           Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence or materiality of any such breach which is not a payment breach, and provides notice to the other Party (the “Other Party”) of such dispute within such [***] day period, the Other Party shall not have the right to terminate this Agreement in accordance with this Section 8.3 unless and until it has been determined in accordance with Section 13.4 that this Agreement was materially breached by the allegedly breaching Party and that Party fails to cure such breach within [***] days following such determination.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c)           This Section 9.3 shall be subject to and shall not limit the provisions of Section 9.4 and Section 9.5.

Section 9.4            Termination by Isis For Failure of BMS to Use Commercially Reasonable Efforts.

(a)           Subject to Section 9.4(b) and 9.4(c), at any time after the expiration of the Research Term, Isis shall have the right to terminate the License granted under Section 2.1(a) Agreement on a country-by-country basis if BMS is in breach of its obligations to use Commercially Reasonable Efforts as set forth in Section 4.1, provided however, that the Agreement shall not so terminate unless (i) BMS is given [***] months prior written notice by Isis of Isis’s intent to terminate, stating the reasons and justification for such termination and recommending steps which BMS should take, and (ii) BMS, or its Licensee, has not used good faith Commercially Reasonable Efforts during the [***] month period following such notice to diligently pursue the Development and/or Commercialization of at least one Compound or Product.  Any such termination shall be limited in force and effect to the country or countries to which such breach relates.  For clarity, it is understood and acknowledged that Commercially Reasonable Efforts in the Development of a Product in a particular country may include sequential implementation of clinical trials and/or intervals between clinical trials for data interpretation and clinical program planning and approval, to the extent such implementation is consistent with the scientific, technical and commercial factors relevant to Development of such Product in such country.

(b)           It is understood and acknowledged that if BMS (by itself or through its Affiliates or Licensees) uses Commercially Reasonable Efforts to Develop a Product through an MAA Filing, BMS shall be deemed to be in compliance with its obligation under Section 4.1 to use Commercially Reasonable Efforts to Develop a Product with respect to all countries in the EU.  Termination under this Section 9.4 shall apply to all Compounds and Products, but only for the affected country or countries, provided however, that if the applicable termination event relates to a country in the EU, then Isis shall not have the right to terminate this Agreement with respect to such country if BMS is then in compliance with its obligations under Section 4.1 with respect to three Major European Countries in the EU.

(c)           If BMS disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Isis pursuant to Section 9.4(a), and BMS provides notice to Isis of such dispute within the [***] days following such notice provided by Isis, Isis shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure by BMS has been determined in accordance with Section 13.4 and BMS fails to cure such breach within [***] days following such determination.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

Section 9.5            Consequences of Termination.

9.5.1       Licenses.  Upon early termination of this Agreement in its entirety by either Party pursuant to this Article 9, the licenses granted by Isis to BMS hereunder will terminate; provided however, that BMS’ rights and Isis’ obligations under Section 2.3 shall survive termination of this Agreement other than when terminated by Isis under Section 9.3.

9.5.2       Return of Information and Materials.  Upon early termination of this Agreement in its entirety by either Party pursuant to this Article 9, BMS will return to Isis (or destroy, as directed by Isis) all data, files, records and other materials containing or comprising Isis’ Confidential Information.  Notwithstanding the foregoing, BMS will be permitted to retain one copy of such data, files, records, and other materials for archival purposes.

Section 9.6            Accrued Rights; Surviving Obligations.

9.6.1       Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  For clarification, no milestone payments or royalty payments under Article 5 shall be payable by BMS following termination of this Agreement, except to the extent that the milestone event was achieved (in the case of milestone payments) or the Product was sold (in the case of royalty payments) prior to such termination.

9.6.2       Survival.  Articles 6, 7, 8, 9, 10, 11 and 13, and Section 5.12 and Section 12.4 of this Agreement will survive expiration or termination of this Agreement for any reason.

Section 9.7            Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Isis or BMS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States.  The Parties agree that each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, shall be promptly delivered to it upon the non subject Party’s written request therefor.  Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE 10 -
ISIS REVERSION RIGHT; TECHNOLOGY TRANSFER TO BMS

Section 10.1         Isis Reversion Rights.

(a)           If BMS terminates the Agreement under Section 9.2 or Isis terminates the Agreement under Section 9.3 or 9.4, Isis may elect to continue to Develop and Commercialize any Compound or Product by notice in writing to BMS within [***] of such termination (an “Election Notice”) that Isis is exercising its rights under this Section 10.1, in which case BMS will (i) grant to Isis a fully-paid (except for the royalty payments specified in Section 10.1(b) below), sublicensable, worldwide license or sublicense, as the case may be, to [***] as of the date of the Election Notice solely as they are necessary to make, have made, use, sell, offer for sale, have sold and import Compounds identified as of the date of the Election Notice and Products containing such Compounds identified as of the date of the Election Notice and (ii) transfer to Isis, for Isis’ use with respect to the Development and Commercialization of the Compounds or Products, [***] as of the date of the Election Notice that relate to such Compounds and Products.

(b)           In consideration for the rights granted by BMS to Isis under this Article 10, Isis shall pay a royalty on net sales of Products by Isis, its Affiliates and licensees as follows: (i) [***]% of net sales of a Product if the Election Notice occurs after [***] but prior to establishing [***] for the applicable Compound or Product, (ii) [***]% of net sales of a Product if the Election Notice occurs after establishing [***] for the applicable Compound or Product but prior to [***] and (iii) [***]% of net sales of a Product if the Election Notice occurs after the Compound or Product [***].  Such royalty payment obligation shall be governed by Sections 5.8 through 5.16 which shall apply to Isis in the same way as they applied to BMS prior to such termination of the Agreement.

(c)           Notwithstanding the foregoing, the licenses granted by BMS to Isis under this Section 10.1 shall be of no force or effect with respect to any given Compound(s) or Product(s) where BMS terminated the pre-clinical development, clinical development and/or commercialization of such Compound(s) or Product(s) due to Safety Reasons.  For purposes of this Section 10.1(c), “Safety Reasons” means it is BMS’ or any of its Affiliates’ or Licensee’s reasonable belief that there is an unacceptable risk for harm in humans based upon: (i) pre-clinical safety data, including data from animal toxicology studies or (ii) the observation of serious adverse effects in humans after a Compound or Product has been administered to or taken by humans, such as during a clinical trial or after the launch of a Product.  BMS shall provide Isis with all relevant data for such Compound or Product terminated for Safety Reasons but shall not be obligated to provide Isis with any rights of reference to any regulatory documents or filings relating to such terminated Compound or Product.  In cases where this Section 10.1(c) applies, Isis will [***].

Section 10.2         [***] to BMS in the Event of Material Breach.

(a)           In the event that, subsequent to a Change of Control of Isis, Isis (or its successor) materially breaches its obligations to BMS with respect to Isis’ performance of activities under this Agreement, then BMS shall have the right to receive a [***] with respect to any Isis Know-How and materials (including samples of Compounds and materials used in the preparation of Compounds) Controlled by Isis that are [***] for BMS to perform the activities otherwise assigned to Isis with respect to this Agreement, provided however, that BMS may not exercise this right unless (i) Isis is given [***] months prior written notice by BMS of BMS’ intent to exercise its rights hereunder, stating the reasons and justification for such breach and recommending steps which Isis should take, and (ii) Isis has not used good faith commercially reasonable efforts during the [***] month period following such notice to diligently remedy such breach and perform its obligations to BMS with respect to Isis’ performance of activities under the Research Plan.  BMS’ rights under this Section 10.2 shall be limited to the performance of such activities that are necessary or reasonably useful for, and solely for the purposes originally licensed hereunder to, BMS to enjoy the benefit of the licenses granted hereunder with respect to the Compounds and Products, and any materials and Isis Know-How [***] pursuant to this Section 10.2 shall be used solely for such purpose.  BMS shall be entitled to seek specific performance with respect to the remedy described in this Section 10.2 as set forth in Section 13.4, and Isis hereby stipulates to the fairness and reasonableness of such a remedy and covenants not to allege or assert, nor to allow any of its Affiliates to assert, nor further to cause or support any other Third Parties to assert, that such remedy is inappropriate or unenforceable or illegal in any way.  For purposes of clarification, if BMS exercises its rights under this Section 10.2(a), except as specifically set forth in this Section, or as otherwise determined by an arbitrator under Section 13.4, all other provisions of this Agreement (including but not limited to Article 5) will remain in full force and effect.

(b)           For the purposes of this Agreement, (1)  “Change of Control” of Isis means that during the Term (i) Isis shall have become an Affiliate controlled by an entity that is a Drug Company, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Isis shall have occurred to a Drug Company, or (iii) any Drug Company (whether individually or as part of a group) shall have become the owner, directly or indirectly, of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors of Isis, and (2) “Drug Company” means any entity that conducts any research and/or development activities, or that manufactures, promotes, markets, distributes and/or sells any products, in the biotechnology or pharmaceutical industry.

ARTICLE 11 -
INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

Section 11.1         Indemnification of Isis.  BMS agrees to defend Isis, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Isis Indemnitees”), and shall indemnify and hold harmless the Isis Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorney’s fees and other legal expenses with respect thereto (collectively, “Losses”) arising out of any claim, action, lawsuit or other proceeding by a Third Party (collectively, “Third Party Claims”) brought against any Isis Indemnitee and resulting from or occurring as a result of: (a) whether or not negligence is found, the Development, manufacture, use, handling, storage, sale or other Commercialization or disposition of any Product in the Territory by BMS or its Affiliates or Licensees, (b) any breach by BMS of any of its representations or warranties pursuant to this Agreement or (c) the gross negligence or willful misconduct of BMS or any BMS Affiliate or Licensee in connection with this Agreement; except in any such case to the extent such Losses result from: (i) the gross negligence or willful misconduct of any Isis Indemnitee or (sub)contractor of Isis, (ii) any breach by Isis of any of its representations, warranties, covenants or obligations pursuant to this Agreement or under any agreement with a Third Party, or (iii) any breach of Applicable Law by any Isis Indemnitee or (sub)contractor of Isis.

Section 11.2         Indemnification of BMS.  Isis agrees to defend BMS, its Affiliates, Licensees and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “BMS Indemnitees”), and shall indemnify and hold harmless the BMS Indemnitees, from and against any Losses and Third Party Claims brought against any BMS Indemnitee and resulting from or occurring as a result of: (a) any breach by Isis of its representations or warranties pursuant to this Agreement or (b) the gross negligence or willful misconduct of any Isis Indemnitee or any (sub)contractor of Isis in connection with this Agreement; except in any such case to the extent such Losses result from: (i) the gross negligence or willful misconduct of any BMS Indemnitee or (sub)contractor of BMS, (ii) any breach by BMS of any of its representations, warranties, covenants or obligations pursuant to this Agreement or under any agreement with a Third Party, or (iii) any breach of Applicable Law by any BMS Indemnitee or (sub)contractor of BMS.

Section 11.3         Notice of Claim. All indemnification claims provided for in Sections 11.1 and 11.2 shall be made solely by such Party to this Agreement (the “Indemnified Party”).  The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 11.1 or 11.2, but in no event shall the indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

Section 11.4         Defense, Settlement, Cooperation and Expenses.

(a)           Control of Defense.  At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) calendar days after the indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party.  In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall as soon as is reasonably possible deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.4(b), the Indemnified Party shall be responsible for the legal costs or expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party Claims incurred by the Indemnifying Party solely attributed to the defense of the Third Party Claim on behalf of the Indemnified Party (but not those costs and expenses otherwise attributable to the defense of the Indemnifying Party).

(b)           Right to Participate in Defense.  Without limiting Section 11.4(a), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own cost and expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4(a) (in which case the Indemnified Party shall control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles in which case the indemnifying Party shall be responsible for any such costs and expenses of counsel for the Indemnified Party.

(c)           Settlement.  With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not admit liability or violation of Law on the part of the Indemnified Party or result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner (such as granting a license or admitting the invalidity of a Patent Controlled by an Indemnified Party), and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4(a), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).  The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.

(d)           Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

(e)           Costs and Expenses.  Except as provided above in this Section 11.4, the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

Section 11.5         Insurance.  Each Party shall maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including clinical trials and product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the U.S. pharmaceutical industry for the activities to be conducted by such Party under this Agreement.  As applicable, BMS will name Isis as an additional insured and will upon request provide Isis with a certificate of insurance.  BMS will promptly notify Isis of any material change in insurance or self-insurance coverage or lapse in coverage in that regard.

Section 11.6         Limitation of Liability.  Neither Party hereto will be liable for indirect, incidental, consequential, special, exemplary, punitive or multiple damages arising in connection with this Agreement or the exercise of its rights hereunder, or for lost profits arising from or relating to any breach of this Agreement, regardless of any notice of such damages, provided however, that this Section 11.6 shall not limit or restrict (i) damages available for breaches of confidentiality obligations Article 7 and (ii) damages available for willful breaches of Article 12.  In addition, the rights of termination by Isis under Section 9.4 and the effect of such termination as set forth in Sections 9.5 and 10.1 shall be Isis’s only remedy and BMS’s only liability with respect to or resulting from BMS’s breach of its obligations as set forth in Section 4.1.

ARTICLE 12 -
REPRESENTATIONS AND WARRANTIES

Section 12.1         Representations, Warranties and Covenants.  Each Party hereby represents and warrants as of the Effective Date and covenants to the other Party that:

(a)  it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(b)  this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

(c)  all necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained;

(d)  the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound; and

(e)  it has and will have enforceable written agreements with all of its employees who receive Confidential Information under this Agreement assigning to such Party ownership of all intellectual property rights created in the course of their employment.

Section 12.2         Isis Representations, Warranties, and Covenants.  Isis hereby represents and warrants as of the Effective Date and covenants to BMS that:

(a)  subject to the limitations set forth in Appendix 6, Isis has the sufficient legal and/or beneficial title and ownership or right to license (or sublicense as the case may be) with respect to the Isis Patent Rights as is necessary to fulfill its obligations under this Agreement and to grant the licenses (or sublicenses as the case may be) to BMS pursuant to this Agreement;

(b)  with respect to agreements between Isis and any Third Party existing on the Effective Date, the only financial Pass Through Obligations for Products utilizing MOE Gapmers are the [***] Royalties, which total [***]% of net sales for such Products;

(c)  to the best of Isis’ knowledge, no actions, suits, claims, disputes, or proceedings concerning the Isis Patent Rights licensed hereunder are currently pending or are threatened in writing, that if determined adversely to Isis would have a material adverse effect on the Research Program or Isis’ ability to perform its obligations or to grant the licenses to BMS under this Agreement, or that would have a material adverse effect on or would impair BMS’ right to practice under the licenses granted under this Agreement by Isis to BMS;

(d)  subject to the limitations set forth in Appendix 6, it has the ability to grant to BMS the licenses granted by Isis under this Agreement on the terms set forth herein;

(e)  subject to the limitations set forth in Appendix 6, it is not currently subject to any agreement with any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that restricts it in any way from granting to BMS the licenses granted by Isis under this Agreement on the terms set forth herein or the right of BMS to exercise such license rights;

(f)  to its knowledge as of the Effective Date, all fees required to maintain the issued Isis Patent Rights set forth in the Appendices to this Agreement have been paid to date;

(g)  subject to the limitations set forth in Appendix 6, it has not granted, or permitted to be attached, and it will not grant or permit to be attached during the term of the Agreement, any lien, security interest or other encumbrance with respect to the Isis Technology, Research Results or Program Inventions which would adversely effect the rights granted to BMS hereunder;

(h)  to Isis’s knowledge, as of the Effective Date, the Isis Technology does not include any trade secrets that have been misappropriated from any Third Party or obtained in breach of any contractual obligation of Isis or its employees to a Third Party;

(i)  subject to the limitations set forth in Appendix 6, Isis has not entered into any agreement pursuant to which it has agreed to transfer, whether by asset sale, operation of law or otherwise, title to any of the Isis Technology licensed to BMS hereunder;

(j)  all inventors of any inventions of Patents which Isis has represented as being owned by Isis and included in the Isis Technology licensed to BMS hereunder have assigned or have a contractual obligation to assign their entire right, title and interest in and to such inventions and the corresponding Patents to Isis;

(k)  it has no knowledge as of the Effective Date of claims to inventorship by persons not already listed as inventors with respect to the Product Specific Patent Rights;

(l)  during the Term, Isis shall use commercially reasonable efforts to maintain and not to breach any agreements with Third Parties that provide a grant of rights from such Third Party to Isis that are Controlled by Isis and are licensed or become subject to a license from Isis to BMS under this Agreement; as of the Effective Date, Isis is in compliance in all material respects with any aforementioned agreements with Third Parties;

(m)  it has not granted, and that during the Term that it will not grant, any license, option or other rights to Alnylam or any other Third Party with respect to any Product Specific Patents (with the exception of the material transfer agreements listed as number 35-37 in Appendix 6);

(n)  subject to the limitations set forth in Appendix 6, it has not granted any right, license or interest in or to, or an option to acquire any of the foregoing with respect to, the intellectual property rights licensed to BMS hereunder that is in conflict with the rights or licenses granted or to be granted to BMS under this Agreement; and

(o)  it has disclosed to BMS all Third Party patents and patent applications of which Isis has knowledge as of the Effective Date that are believed by Isis to be potentially required for freedom-to-operate with respect to the manufacture, use or sale of MOE Gapmers targeting PCSK9.

Section 12.3         BMS Representation and Covenant.  BMS hereby represents and covenants to Isis that:

(a)  BMS has the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations under this Agreement;

(b)  BMS’ sales representatives will perform in a professional, timely, competent and efficient manner in the performance of its rights and obligations under this Agreement; and

(c)  BMS, its Affiliates, and its Licensees will at all times comply with all Applicable Laws in the performance of its rights and obligations under this Agreement.

Section 12.4         DISCLAIMER OF WARRANTY.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 12 AND IN SECTIONS 2.2, 5.5.1 AND 5.5.2, BMS AND ISIS MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND BMS AND ISIS EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 13 -
MISCELLANEOUS

Section 13.1         Assignment.  Except as expressly set forth in this Agreement, without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Third Party with which it has merged or consolidated, or to which it has transferred all or substantially all of its assets or stock to which this Agreement relates if in any such event the Third Party assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement or (ii) Isis may assign or transfer its rights under Article 5 (but no liabilities) to a Third Party in connection with a royalty factoring transaction.  Any purported assignment or transfer in violation of this Section 13.1 will be void ab initio and of no force or effect.

Section 13.2         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

Section 13.3         Governing Law; Jurisdiction.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA without reference to any rules of conflicts of laws.  Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any federal court of the United States of America sitting in the City of Chicago, Illinois and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such federal court in Chicago.  For clarification, any dispute relating to the scope, validity, enforceability or infringement of any Patents shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

Section 13.4         Dispute Resolution.

13.4.1     Resolution by Senior Representatives.  The Parties shall seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement.  Any dispute within the JRC’s decision-making authority shall be finally decided as set forth in Appendix 5.  Any dispute between the Parties which is outside the JRC’s decision-making authority shall be promptly presented to the Alliance Managers and the JRC for resolution, and if the Alliance Managers and the JRC are unable to resolve such dispute, such dispute shall then be presented to the [***] of Isis (the “Senior Representatives”), or their respective designees, for resolution.  Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim.  If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of or termination of this Agreement cannot be resolved within [***] days of presentation to the Senior Representatives, or their respective designees, for resolution, either Party may refer such dispute to binding arbitration to be conducted as set forth below in this Section 13.4.  For clarification, any dispute relating to any Patent will not be subject to arbitration, and any dispute within the JRC’s decision-making authority will not be subject to arbitration.

13.4.2     Arbitration.  If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of or termination of this Agreement cannot, in accordance with Section 13.4.1, be resolved within ninety (90) days of presentation to the Senior Representatives, or their respective designees, for resolution, either Party may refer such dispute to binding arbitration to be conducted as set forth below in this Section 13.4.2.

(a)           A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute.  Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30) day period, the arbitrator shall be selected by the Chicago, Illinois office of the American Arbitration Association (the “AAA”) or, if such office does not exist or is unable to make a selection, by the office of the AAA nearest to Chicago, Illinois.  For any disputed breach under Section 4.1 related to an alleged failure to use Commercially Reasonable Efforts as described in Section 4.1, the arbitrator shall be an individual with experience and expertise in the worldwide Development and Commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto.  Otherwise, the arbitrator shall be a lawyer knowledgeable and experienced in the Applicable Laws concerning the subject matter of the dispute.  In any case the arbitrator shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or their respective Affiliates.  The governing law in Section 13.3 shall govern any such proceedings.  The language of the arbitration shall be English.  No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this 13.4.2.  The place of arbitration will be Chicago, Illinois.  Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

(b)           Within sixty (60) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

(c)           The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to Section 13.4.2(b), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties.  The Parties shall have the right to be represented by counsel.  Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 13.4.2(a); provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence in such hearing.  In any such arbitration proceeding, the Parties shall be entitled to all remedies to which they would be entitled in a United States District Court and to full discovery to the same degree permitted under the Federal Rules of Civil Procedure, including monetary damages and injunctive relief, provided that the arbitrator may not order the granting or termination of licenses or assign rights to a Product to either of the Parties.

(d)           The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 13.4.2(c).  The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties.  All rulings of the arbitrator shall be in writing and shall be delivered to the Parties as soon as is reasonably possible.  Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages.  The arbitrator shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules which shall include findings of fact and conclusions of law.  The Parties undertake to satisfy any award without delay.

(e)           The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties in a proportion determined by the arbitrator.

(f)            Any arbitration pursuant to this Section 13.4 shall be conducted in Chicago, Illinois, unless the Parties otherwise agree to a different location.  Any arbitration award may be entered in and enforced by a court in accordance with Section 13.3.

(g)           Notwithstanding anything in this Section 13.4, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 13.3 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

(h)           The Parties agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of any dispute shall be promptly refunded if an arbitrator or court determines pursuant to this Section 13.4.2 that such payments are to be refunded by one Party to the other Party.

(i)            The Parties intend, and will take all reasonable action as is necessary or desirable to ensure, that there be a speedy resolution to any dispute which becomes the subject of arbitration, and the arbitrator will conduct the arbitration so as to resolve the dispute as expeditiously as possible.

(j)            Except to the extent necessary to confirm an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

(k)           Disputes Regarding Material Breach.  If the Parties are in dispute as to whether one Party is in material breach of this Agreement, then the arbitrator will first determine if material breach has in fact occurred, and if so, will grant the defaulting Party the cure period provided pursuant to Section 9.3 (or 10.2, as applicable).  If the material breach is not cured within the time period provided pursuant to Section 9.3 (or 10.2, as applicable), the arbitration will continue and the arbitrator will, as part of the same arbitration, award actual direct damages to the non-defaulting Party.

Section 13.5         Notices.  Except as otherwise provided for in this Agreement, all notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to BMS, to:

Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 & Province Line Road
Princeton, NJ 08543-4000
Attention: Vice President, Business Development
Telephone: 609-252-4418
Facsimile: 609-252-7128

With copy to:
Bristol-Myers Squibb Company
P.O. Box 4000
Route 206 and Province Line Road
Princeton, NJ 08543-4000
Attention: Vice President and Senior Counsel, Corporate & Business Development
Phone: 609-252-5328
Facsimile: 609-252-4232

If to Isis, to:

Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, California 92008
Attention: Executive Vice President and CFO
Facsimile: (760) 603-4650

With a copy to:
Attention: General Counsel
Facsimile: (760) 268-4922

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day, (ii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third Business Day following the date of mailing, if sent by mail.  It is understood and agreed that this Section 13.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

Section 13.6         Entire Agreement; Modifications.  This Agreement (including the attached Appendices and the Research Plan) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

Section 13.7         Headings.  The headings of Articles and Sections of this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

Section 13.8         Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

Section 13.9         Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Any such waiver will not be deemed a waiver of any other right or breach hereunder.

Section 13.10       Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 13.11       No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

Section 13.12       Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

Section 13.13       Force Majeure.  Neither Party will be charged with any liability for delay in performance of an obligation under this Agreement to the extent such delay is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, fire, explosion, and compliance in good faith with any governmental Law, regulation or order.  The Party affected will give prompt written notice to the other Party of any material delay due to such causes.

Section 13.14       Interpretation.

(a)           Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel.  Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)           The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

(c)           Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein shall be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement.

(d)           References to sections of the Code of Federal Regulations and to the United States Code shall mean the cited sections, as these may be amended from time to time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Isis Pharmaceuticals, Inc.

By:	/s/ B. Lynne Parshall

Name:	B. Lynne Parshall

Title:	Executive Vice President & CFO

Bristol-Myers Squibb Company

By:	/s/ Andrew Bonfield

Name:	Andrew Bonfield

Title:	EVP & CFO

APPENDIX 1

DEFINITIONS

“Additional Third Party Agreement” has the meaning set forth in Section 5.5.

“Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity.  For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.

“Agreement” means this Collaboration and License Agreement, together with all Appendices attached hereto and the Research Plan, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Alliance Manager” has the meaning set forth in Section 3.12.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, but excluding patent laws.

“Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use and sale of the Product in such jurisdiction in accordance with Applicable Laws.  In jurisdictions where the applicable Regulatory Authority sets the pricing authorizations necessary for a Product, Approval will be deemed to have occurred even if the final approval to market and sell the Product is being withheld because BMS (or its Affiliates or Licensee) and the Regulatory Authority have not yet determined pricing so long as all other approvals, licenses, registrations or authorizations necessary for marketing, sale, and/or use of such Product in such jurisdiction have been obtained.

“API” means the bulk active pharmaceutical ingredient Compound manufactured in accordance with cGMP for a Product.  References to the weight of a quantity of API refer to the gross mass of the API after lyophilization.

“ASO” means an [***] of such gene target.

“BMS” means Bristol-Myers Squibb Company.

“BMS Materials” has the meaning set forth in Section 3.10.

“BMS Third Party Payment” has the meaning set forth in 5.5.3.

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the United States.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

“Clinical Supply Agreement” has the meaning set forth in Section 4.3.

“Combination Product” means a Product that includes at least one additional active ingredient (whether coformulated or copackaged) which is not a Compound.

“Commercialize”, “Commercializing” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, carrying out Phase IV Trials for, marketing, promoting, distributing, importing or selling a Product.

“cGMP” or “GMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Commercially Reasonable Efforts” means, with respect to a Compound and Product, the carrying out of Development or Commercialization activities using good faith commercially reasonable and diligent efforts, using the efforts that the applicable Party would reasonably devote to a compound or product of similar market potential or profit potential at a similar stage in development or product life resulting from its own research efforts, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors.

“Compound” means any ASO, or a conjugate or prodrug thereof, that modulates the expression of PCSK9 and [***] mRNA or pre-mRNA and that:

(a) is specifically identified by Isis in the performance of the Research Program; or

(b) is within the scope of a Valid Claim of a Patent Controlled by Isis or its Affiliates; or

(c) is identified by BMS during the period ending on the [***] year anniversary of the end of the Research Term through use of technology Covered by a Valid Claim of the Isis Patent Rights and/or use of the Isis Confidential Information.

“Confidential Information” means all information and Know-How and any tangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including without limitation data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party in oral, written, graphic or electronic form.  For all purposes of this Agreement, the Research Results (for so long as and to the extent BMS has rights hereunder) shall be treated as being Confidential Information of both Parties.  Accordingly, each Party shall be considered the Receiving Party with respect to the Research Results and shall be subject to all of the restrictions and obligations of this Agreement with respect to the disclosure and use of such Research Results to the same extent as applicable to Confidential Information disclosed to such Party by the other Party.

Notwithstanding the foregoing, information or Know-How of a Party will not be deemed Confidential Information for purposes of this Agreement to the extent that the Receiving Party can show by competent proof that such information or Know-How:

(a)           was already known to the Receiving Party or any of its Affiliates, without any obligation to the Disclosing Party to keep it confidential or restricting its use, prior to the time of disclosure to such Receiving Party;

(b)           was generally available or known to parties reasonably skilled in the field to which such information or Know-How pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

(c)           became generally available or known to parties reasonably skilled in the field to which such information or Know-How pertains, or otherwise became part of the public domain, after its disclosure to such Receiving Party through no fault of the Receiving Party;

(d)           was disclosed to such Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof, and was not obtained indirectly or directly from the Disclosing Party or in connection with the Research Program; or

(e)           was independently discovered or developed outside of the Research Program by employees or (sub)contractors of the Receiving Party or any of its Affiliates, without the aid, application or use of Confidential Information of the Disclosing Party.

“Control” means, with respect to any Know-How, Patent or other intellectual property right, possession by a Party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to the other Party access, ownership, a license, sublicense and/or other right to or under such Know-How, Patent or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.  Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that later becomes an Affiliate of Isis after the Effective Date (including a Third Party acquirer), no intellectual property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of Isis, in each case where such intellectual property (1) exists at the time such Third Party became an Affiliate of Isis or (2) (i) is created by such Third Party after it becomes an Affiliate and (ii) does not otherwise qualify as a Product Specific Patent or Isis Core Technology Patent.

“Cover”, “Covered” or “Covering” means, with respect to a Patent, that, but for rights granted to a Person under such Patent, the practice by such Person of an invention claimed in such Patent would infringe a Valid Claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“Development” means non-clinical and clinical drug discovery, research and/or development activities reasonably related to or leading to the development and submission of information to a Regulatory Authority, including, without limitation, compound screening, medicinal chemistry, chemical synthesis, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, and clinical studies.  When used as a verb, “Develop” means to engage in Development.

“Disclosing Party” has the meaning set forth in Section 7.1.

“Dollars” or “$” means the lawful currency of the United States.

“ECN” means a Compound that has been designated as an Early Candidate Nomination by BMS, such that such Compound has been shown to meet the internal standards and criteria established by BMS to qualify such Compound for full pre-clinical development, which standards and criteria are consistent with those customarily used by BMS for its other drug development projects.  Such designation corresponds to what is referred to internally by BMS as BMS’s [***].

“Effective Date” means the date specified in the initial paragraph of this Agreement.

“EMEA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“EU” means the European Union, as its membership may be altered from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Field” means all indications and uses, including but not limited to the prevention, treatment, diagnosis and/or control of any disease, disorder or condition in humans.

“First Commercial Sale” means the first sale of a Product by BMS, its Affiliates or a Licensee to a Third Party in a particular country after Approval of such Product has been obtained in such country.

“FTE” means the equivalent of the work of one (1) employee working on a dedicated full time basis for one (1) year (consisting of at least a total of [***] hours per year of dedicated effort, excluding vacations and holidays) of work on or directly related to the Research Plan, carried out by an Isis employee, or Third Party mutually agreed upon by the JRC.  Overtime will not be counted toward the number of hours that are used to calculate the FTE contribution.  No one person will be permitted to account for more than [***] hours of FTE contribution per year.  Any person who devotes less than [***] hours per year shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked divided by [***].  Scientific work performed in the performance of the Research Program by an Isis FTE (or a Third Party FTE mutually agreed upon by the JRC) may include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, and holding scientific discussions.

“FTE Rate” means the rate that BMS will fund Isis FTEs which is $[***] per FTE per year for the initial Calendar Year of the Research Term, and such FTE rate will [***] by a factor [***] per annum starting as of the beginning of the 2nd Calendar Year of the Research Term (i.e.,

beginning in 2008) and each Calendar Year thereafter during the Research Term, provided that any such [***] shall not [***] [***]% per annum.

“GAAP” means generally accepted accounting principles of the United States consistently applied.

“Generic Product(s)” means a product or products containing an active ingredient having the same or substantially the same chemical structure as the Compound contained in a Product, whether approved under an NDA, ANDA, an application under 505(b)(2), or any equivalent thereof, or otherwise by a Regulatory Authority.

“[***] Royalties” means the royalty obligations of Isis, if any, applicable with respect to a Product under Isis’ agreement with [***], Inc. dated [***] and Isis’ agreement with [***].

“IMS” means IMS America Ltd. of Plymouth Meeting, Pennsylvania or any successor to thereof, or any other independent pharmaceutical sales auditing firm reasonably agreed upon by the Parties.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or its foreign counterparts.

“IND Acceptance” means the acceptance (or deemed acceptance) of the filing of an IND by the applicable Regulatory Authority.

“IND-Enabling Studies” means the pharmacokinetic and toxicology studies required to meet the regulations for filing an IND.

“Initiation of Phase II Trial” means the first dosing of Product in a human patient in a Phase II Trial.

“Initiation of Phase III Trial” means the first dosing of Product in a human patient in a Phase III Trial.  In the case where a Phase IIb/III Trial precedes any Phase III Trial for a given Product, the first dosing of such Product in a human patient following the review of interim data and decision to extend the period of such Phase IIb/III Trial in order to provide sufficient evidence of safety and efficacy to be included as a Phase III Trial in filings with Regulatory Authorities shall be deemed to be the “start of Phase III Trial” for such Product.

“Isis Core Technology Patents” means Patents Controlled by Isis or its Affiliates on the Effective Date and/or at any time through the period ending on the [***] year anniversary of the expiration of the Research Term, in each case that are [***] for the Development and Commercialization of Compound and Products; provided however, that for any such Patents that include Pass Through Obligations, the provisions of Section 5.5 will govern whether such Patent will be included as an Isis Core Technology Patent.  In addition, Isis Core Technology Patents shall exclude the Product Specific Patents and the Isis Manufacturing Patents.  A representative list of the Isis Core Technology Patents as of the Effective Date are listed in Appendix 3 hereto.  For clarification, any Isis Program Patent Rights or any Joint Patent satisfying the definition above, will be considered an Isis Core Technology Patent.  For clarification, any such Isis Core Technology Patent that qualifies as an Isis Core Technology Patent on the [***] year anniversary of the expiration of the Research Term will remain an Isis Core Technology Patent throughout the Term of the Agreement.

“Isis In-License Agreements” has the meaning set forth in Section 5.5.1.

“Isis Inventions” has the meaning set forth in Section 8.1.

“Isis Know-How” means all Know-How that encompass or relate to any Compounds or Products or that are otherwise useful for the research, discovery, Development, manufacturing and commercialization of Compounds and/or Products in the Field that are Controlled by Isis or its Affiliates as of the Effective Date and/or at any time through the period ending on the [***] year anniversary of the expiration of the Research Term (including but not limited to all chemical, biological and structure activity relationship information relating to Compounds).  The Isis Know-How shall include the Research Results.  For clarification, any such Isis Know-How shall remain Isis Know-How after the [***] year anniversary of the expiration of the Research Term throughout the Term of the Agreement

“Isis Manufacturing Patents” means Patents Controlled by Isis or its Affiliates on the Effective Date and/or [***], in each case that claim methods and materials used in the synthesis of ASOs; provided however, that for any such Patents that include Pass Through Obligations, the provisions of Section 5.5 will govern whether such Patent will be included as an Isis Manufacturing Patent.  A representative list of Isis Manufacturing Patents is attached hereto as Appendix 4.  Isis Manufacturing Patents shall exclude the Product Specific Patents and the Isis Core Technology Patents.  For clarification, any Isis Program Patent Rights or any Joint Patent satisfying the definition above, will be considered an Isis Manufacturing Patent.

“Isis Manufacturing Technology” means the Isis Know-How and Isis Manufacturing Patents claiming inventions made on or after the Effective Date solely to the extent necessary or useful to manufacture a Compound and/or Product by or for BMS (or its Affiliate or Licensee).

“Isis Patent Rights” means the Isis Core Technology Patents, the Product Specific Patents and the Isis Manufacturing Patents.

“Isis Permitted Manufacturing Technology” means (i) the Isis Know-How and Isis Manufacturing Patents claiming inventions made [***] the Effective Date solely to the extent necessary or useful to manufacture a Compound and/or Product for and on behalf of BMS (or its Affiliate or Licensee) and (ii) the Isis Know-How [***] the Effective Date and Isis Manufacturing Patents [***] the Effective Date solely to the extent necessary to manufacture a Compound and/or Product for and on behalf of BMS (or its Affiliate or Licensee).

“Isis Program Patent Rights” has the meaning set forth in Section 8.1.

“Isis Technology” means collectively the Isis Know-How and the Isis Patent Rights.

“Joint Invention” has the meaning set forth in Section 8.1

“Joint Patent” means any Patent that claims, and only to the extent that it claims, a Joint Invention(s).

“Joint Research Committee” or “JRC” has the meaning set forth in Section 3.3.

“JRC Charter” has the meaning set forth in Section 3.3.

“JNDA” means a New Drug Application filed with the Koseisho required for marketing approval for the applicable Product in Japan.

“JNDA Approval” means the Approval of a JNDA by the Koseisho for the applicable Product in Japan.

“Know-How” means technical information and materials, including without limitation, technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions, practices, methods, knowledge, know-how, trade secrets, skill and experience.

“Koseisho” means the Japanese Ministry of Health and Welfare, or any successor agency thereto.

“Licensee” means any Third Party which is sublicensed by BMS or any of its Affiliates to market and sell Product, but shall not include any wholesaler or distributor.

“Losses” has the meaning set forth in Section 11.1.

“Major European Country” means France, Germany, Italy, Spain or the United Kingdom.

“MAA Approval” shall be achieved upon receiving the first Approval for the applicable Product in any of the Major European Countries.

“MAA Filing” means filing with the EMEA of a marketing authorization application (“MAA”) for the applicable Product under the centralized European procedure.  If the centralized EMEA filing procedure is not used, MAA Filing will be achieved upon the first filing of an MAA for the applicable Product in any Major European Country.

“MOE Gapmer” means a single stranded ASO of less than [***] nucleotides (i) wherein [***] backbone linkages are modified by substituting a sulfur at the non-bridging oxygen (phosphorothioate) and (ii) comprising a region of at least [***] unsubstituted 2’ deoxy nucleotides with the remaining nucleotides having a 2’-O-(methoxyethyl) substitution at the 2’ position.

“NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain marketing approval for the applicable Product in the United States.

“NDA Approval” means the Approval of an NDA by the FDA for the applicable Product in the U.S.

“NDA Filing” means the acceptance by the FDA of the filing of an NDA for the applicable Product.

“Net Sales”  means, with respect to any Product, the amount billed by BMS, an Affiliate of BMS, or any permitted Licensee for sales of such Product in arm’s length transactions to Third Parties, after deduction (if not already deducted in the amount invoiced) of the following items with respect to sales of such Product:

(a)           trade, cash, and/or quantity discounts, retroactive price reductions, charge-back payments and rebates actually taken and allowed, including discounts or rebates to governmental or managed care organizations;

(b)           credits or allowances given or recorded for rejection or return of previously sold Product (including, without limitation, returns of Product in connection with recalls or withdrawals);

(c)           freight out, postage, shipping and insurance charges actually incurred for delivery of such Product;

(d)           any tax, tariff, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof without reimbursement from any Third Party; and

(e)           amounts written off by reason of uncollectible debt.

Net Sales and all of the foregoing deductions from the gross invoiced sales prices of Product shall be determined in accordance with BMS’s standard accounting procedures and in accordance with GAAP.  In the event that BMS, its Affiliates or Licensees make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments shall be reported and reconciled with the next report and payment of any royalties due.  In the case of any Combination Product sold in the Territory, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Product if sold separately without the other active ingredient(s), and B is the total invoice price of the other active ingredient(s) in the Combination Product, if sold separately.  If, on a country-by-country basis, such other active ingredient(s) in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the invoice price of the Product if sold separately, and D is the invoice price of the Combination Product.  If neither the Product nor such other active ingredient(s) are sold separately in a given country, the Parties shall in good faith, determine Net Sales for such Combination Product by mutual agreement.

In the event, in a particular country, BMS or any of its Affiliates sells a Product to an unaffiliated distributor or wholesaler at a price that is less than an arm’s length price and such distributor or wholesaler pays BMS or its Affiliates any additional amount related to such sale, then BMS will adjust such selling price for purposes of calculating Net Sales so as to bring it to an arm’s length basis.

Net Sales shall not include (x) any payments among BMS, its Affiliates and Licensees, unless such paying party is the end user of the relevant Product or (y) any payments in consideration of supplies of the applicable Product for use in clinical trials.

“Objective” has the meaning set forth in Section 3.1.

“Pass Through Royalties” means any royalty on net sales of Product that becomes payable by Isis to a Third Party under an Isis In-License Agreement with respect to a Product Developed and Commercialized by BMS under this Agreement, where such royalty obligation is based on the manufacture, use or sale of the Product being Covered by an Isis Patent Right licensed to BMS under Section 2.1 which Isis Patent Right is licensed to Isis under such Isis In-License Agreement.

“Pass Through Obligations” means any development milestone payment or royalty on net sales of Product that becomes payable by Isis to a Third Party under an Isis In-License

Agreement with respect to a Product Developed and Commercialized by BMS under this Agreement or any or other non-financial obligation, where such milestone payment, royalty payment or other obligation is based on the manufacture, use or sale of the Product being Covered by an Isis Patent Right licensed to BMS under Section 2.1 which Isis Patent Right is licensed to or acquired by Isis under such Isis In-License Agreement.  Pass Through Obligations includes any Pass Through Royalties.

“Patents” means (a) patents and patent applications in any country or jurisdiction, (b) all priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“PCSK9” means proprotein convertase subtilisin/kexin type 9 (GenBank accession # NM_174936.2), or any [***], mutants, polymorphisms and fragments thereof.

“Permitted License” means a license granted by Isis to a Third Party (i) under the Isis Core Technology Patents or the Isis Manufacturing Patents (but not under the Product Specific Patents) to use ASOs (or supply ASOs to end users) [***] solely to conduct Research, or (ii) under the Isis Manufacturing Patents (but not under [***] Product Specific Patents) to enable such Third Party to [***] ASOs, where such Third Party is primarily engaged in providing contract manufacturing or services and is not engaged in drug discovery, development or commercialization; provided further, that any such license under clause (i) and (ii) shall be limited to patent claims that are generally [***] in general, and do not relate to any [***] sequence.  For avoidance of doubt, Permitted License shall not include any license specific to any Compound or Product or under any Patent claim directed to or specific to any Compound or Product (including the use or manufacture thereof).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

“Phase II Trial” means a human clinical trial of a Product, the principal purpose of which is a determination of preliminary short-term safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) for the United States, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase IIb Trial” means a Phase II Trial, designed to support and immediately precede the initiation of a Phase III Trial program without any further Phase II Trials, to evaluate the dose-dependent effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or condition under study and to determine the common side effects and risks associated with the pharmaceutical product.

“Phase IIb/III Trial” means a human clinical trial of a Product, the principal purpose of which is a further determination of efficacy and safety, in the target population, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of the Product (dose and dose regimen) prior to initiation of the pivotal Phase III Trials, and which itself provides sufficient evidence of safety and efficacy to be included as a Phase III Trial in filings with Regulatory Authorities.

“Phase III Trial” means a human clinical trial of a Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Approval of a Product, as described in 21 C.F.R. 312.21(c) for the United States, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase IV Trial” means a human clinical trial for a Product commenced after receipt of Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Approval for the Product.  Phase IV Trials may include, without limitation, epidemiological studies, modeling and pharmacoeconomic studies, investigator sponsored clinical trials of Product and post-marketing surveillance studies.

“Prior Third Party Agreements” means certain licenses granted prior to the Effective Date by Isis to Third Parties under a Patent Controlled by Isis under an agreement included in the agreements listed in Appendix 6.

“Product” means any pharmaceutical product containing a Compound (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms.

“Product Specific Patents” means all Patents (including all claims and the entire scope of claims therein) Controlled by Isis or its Affiliates on the Effective Date and/or at any time through the period ending on the [***] year anniversary of the expiration of the Research Term, in each case claiming inventions specifically directed to any Compounds or Products, including but not limited to patents and patent applications specifically claiming such Compounds or Products, methods of using such Compounds or Products, methods and materials specific to the synthesis of such Compounds or Products, and methods and materials specific to formulating and administering such Compounds or Products (including by way of example and without limitation, such Patents claiming (a) the sequence or a portion thereof corresponding to the PCSK9 gene sequence or a portion thereof, (b) the specific composition of matter of a Product, (c) methods of using a Product as a therapeutic or (d) methods of using a Compound as a therapeutic); provided however, that (x) for any such Patents that include Pass Through Obligations, the provisions of Section 5.5 will govern whether such Patent will be included as an Product Specific Patent Right and (y) unless the Parties otherwise agree in writing, Patents that include claims that are directed to subject matter and have a scope that is applicable to ASOs in general, and not specifically directed to a Compound or Product, shall be considered to be Isis Core Technology Patents (or Isis Manufacturing Patents, as applicable).  For clarification, any Isis Program Patent Rights or any Joint Patent satisfying the definition above, will be considered a Product Specific Patent.  The Product Specific Patents as of the Effective Date are listed in Appendix 2 attached hereto.  For clarification, any such Product Specific Patent qualifying as a Product Specific Patent on the [***] year anniversary of the expiration of the Research Term shall remain a Product Specific Patent throughout the Term of the Agreement.

“Program Inventions” has the meaning set forth in Section 8.1.

“Program Leader” has the meaning set forth in Section 3.3.

“Program Patent Rights” has the meaning set forth in Section 8.1.

“Proof of Concept” means that a Compound or Product has demonstrated sufficient short-term safety and efficacy in a Phase II Trial to warrant the initiation of Phase IIb Trials (or, as applicable, the extension of a Phase II Trial into the Phase IIb Trial portion of the trial).  For purposes of clarification, the dosing of the first human in a Phase IIb Trial (or, as applicable, in the Phase IIb Trial portion of a Phase II Trial) for a Product or Compound will conclusively demonstrate the achievement of Proof of Concept for such Compound or Product.

“Ready for Pivotal Quality Trials” means that a Compound or Product has demonstrated sufficient safety profile and dose-dependent effectiveness for a particular indication(s) in Phase IIb Trials (or, as applicable, a Phase IIb/III Trial) to warrant the initiation of Phase III Trials (or, as applicable, the extension of the Phase IIb/III Trial into the the Phase III Trial portion of the Phase IIb/III Trial).  For purposes of clarification, the dosing of the first human in a Phase III Trial (or, as applicable, in the Phase III Trial portion of a Phase IIb/III Trial) for a Product or Compound will conclusively demonstrate that such Compound or Product is Ready for Pivotal Quality Trials.

“Receiving Party” has the meaning set forth in Section 7.1.

“Regulatory Authority” means any governmental authority, including without limitation FDA, EMEA or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Product in any country.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all clinical studies and tests, including the manufacturing batch records, relating to the Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Research” means pre-clinical research including gene function, gene expression and target validation research, which may include small pilot toxicology studies but excludes IND-Enabling Studies, clinical development and commercialization.

“Research Plan” has the meaning set forth in Section 3.4.

“Research Program” has the meaning set forth in Section 3.1.

“Research Program Costs” has the meaning set forth in Section 3.5.

“Research Results” means all data, information, trade secrets, inventions and Know-How which are discovered, made, reduced to practice, identified or developed in whole or in part by Isis in the course of the performance of the Research Program.

“Research Term” will have the meaning set forth in Section 3.2.

“Research Year” means each 12 month period during the Research Term, with the first Research Year beginning on the Effective Date.

“Royalty Term” has the meaning set forth in Section 5.9.

“Senior Representatives” has the meaning set forth in Section 13.4.

“Term” has the meaning set forth in Section 9.1.

“Territory” means all countries and jurisdictions throughout the world.

“Third Party” means any Person other than Isis or BMS or their respective Affiliates.

“Valid Claim” means either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided however, that (x) Valid Claim will exclude any such pending claim in an application that has not been granted within [***] following the [***] filing date for such application (unless and until such claim is granted) and (y) Valid Claim will exclude any such pending claim that does not have a reasonable bona fide basis for patentability (such reasonable bona fide basis to be determined by outside counsel selected by the parties the event that the parties disagree as to whether there is a reasonable bona fide basis for patentability for such a claim).

APPENDIX 2

PRODUCT-SPECIFIC PATENTS
(as of the Effective Date)

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APPENDIX 3

ISIS CORE TECHNOLOGY PATENTS

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APPENDIX 4

ISIS MANUFACTURING PATENTS

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APPENDIX 5

CHARTER OF THE JOINT RESEARCH COMMITTEE

Purpose

The Joint Research Committee is established by Isis and BMS to oversee the Research Program under the Agreement.

Responsibilities

1.                                       The JRC will, using the Research Plan initially attached to the Agreement, as a basis, continue to develop and refine the Research Plan, as needed, and will conduct a comprehensive review of the Research Plan on at least an annual basis.

2.                                       The JRC will be responsible for the overall planning and execution of the Research Program and the approval and oversight of the Research Plan. The JRC will (i) evaluate the data generated by the Parties in the course of carrying out the Research Plan, (ii) discuss and resolve any overarching issues or significant changes in the Research Plan, (iii) recommend project prioritization within the Research Plan, (iv) make project progression decisions and resource allocation decisions in accordance with the Research Plan, (v) review and approve all patent filings covering the Research Results, and (vi) make revisions to the Research Plan as necessary.  Except for amendments to the Research Plan (as adopted in accordance with this charter and the Agreement), in no event will the JRC have the power or authority to amend any provision of the Agreement.

3.                                       The JRC will have the power to delegate its authority and duties to sub-committees as it deems appropriate.

Composition

4.                                       The JRC will initially have six members, and will at all times have an equal number of members designated by each Party.  Each Party may replace its appointed JRC representatives at any time upon written notice to the other Party.  The size and composition of the JRC provided herein may not be changed without the consent of both Isis and BMS.

5.                                       Each JRC member will have the requisite background, experience and training to carry out the duties and obligations of the JRC.

6.                                       Each Party will designate one of its representatives as co-chairperson of the JRC.  Each of the co-chairpersons will be responsible, on an alternating basis with the BMS co-chairperson having responsibility with respect to the initial meeting, for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing the minutes of each meeting.

Decisions

7.                                       Each Party’s JRC members will collectively have three votes, regardless of the number of its JRC members participating in any meeting.  No votes will be taken unless there is at least one JRC member representing each of Isis and BMS participating in such meeting.  Each Party may allocate its three votes among its attending JRC members in any manner, at such Party’s discretion.  If only one JRC member is attending on behalf of a given Party, such JRC member may cast all the votes allocated to such Party.  Unless otherwise specified herein, all actions taken by the JRC as a committee will be by majority vote.  If the JRC members reach a deadlock on any vote, then the deadlock will be resolved in accordance with Paragraph 8 below.  Notwithstanding anything to the contrary, no decision by the JRC will require the other Party to: (i) breach any written agreement that such other Party may have with a Third Party (except where such agreement is entered into in breach of any representation, warranty, covenant or obligation of such Party under to this Agreement; (ii) perform any activities that are outside the scope of the Objective; or (iii) violate any Applicable Law or principles of scientific integrity.

8.                                       If the JRC is unable to decide by a majority vote on any issue within the scope of its authority and duties, then the JRC will promptly raise such issue to each Parties co-chairperson on the JRC, and such co-chairs will have 10 days to mutually agree on how to resolve such issue.  If the co-chairs are unable to resolve such issue within the 10 day period, then such issue will be brought to each Party’s Senior Representatives, or their designees.  The Senior Representatives will have ten days to mutually agree on how to resolve such issue.  If the Senior Representatives are unable to resolve such issue within the ten day period, then, subject to the express limitations set forth in the Agreement and in Paragraph 9 below, such issue will be finally resolved by the Senior Representative of BMS, and such resolution will be binding on BMS and Isis.

9.                                       Notwithstanding anything to the contrary, BMS will not have the final decision with respect to any dispute involving any of the following: (i) moving the performance of the Research Program away from the Objective; (ii) reducing the number of FTEs required by the Research Plan below [***] FTEs during the first [***] years of the Research Term; (iii) unilaterally changing the Research Plan in a manner that is likely to produce data or results that are not reasonably consistent with the Objective; or (iv) changing the performance of the Research Plan to include new technology (e.g. assays, targets, capital equipment or animal models) for which Isis would bear the cost of obtaining.

Operations; Meetings

10.                                 During the Research Term the JRC will initially meet once per month, unless and until the JRC determines that such meetings should occur once per Calendar Quarter (in either case, each a “Scheduled Meeting”).  Scheduled Meetings may be held in person or by audio or video teleconference when appropriate, but at a minimum, once each year in person (which in-person meeting will be held on an alternating basis in New Jersey and in San Diego). In addition, any two members of the JRC may jointly call for an ad hoc meeting of the JRC by teleconference at any time, by giving the other members of the JRC advance written notice of at least two Business Days (each, an “Ad Hoc Meeting”).  An Ad Hoc Meeting may be called to address any time-sensitive matter.

11.                                 Meetings of the JRC will be effective only if at least one JRC representative of each Party is present or participating.  Each Party will be responsible for all of its own expenses of participating in the JRC meetings.  The Parties will endeavor to schedule meetings of the JRC with at least 30 days advance notice.

12.                                 Each Party may bring additional employees to each meeting as non-voting observers.

13.                                 The co-chair responsible for each meeting (the “Responsible Chair”) will, in consultation with other members of the JRC, develop and set the JRC’s agenda for each Scheduled Meeting.  The Responsible Chair will include on such agenda each item requested within a reasonable time in advance of such Scheduled Meeting by a JRC member.  The agenda and information concerning the business to be conducted at each Scheduled Meeting will be communicated in writing to the members of the JRC within a reasonable time in advance of such Scheduled Meeting to permit meaningful review.  No agenda is required for an Ad Hoc Meeting.

14.                                 The Responsible Chair, or such person as the Responsible Chair may designate, will prepare, and distribute to all JRC members, draft committee minutes within 2 weeks following each Scheduled Meeting or Ad Hoc Meeting and such minutes shall be finalized by the JRC promptly thereafter.  As part of the agenda of the first Scheduled Meeting, the JRC members will agree upon a standard procedure for review and approval of such draft committee minutes by the JRC.

APPENDIX 6

ISIS IN-LICENSE AGREEMENTS
AND
PRIOR THIRD PARTY AGREEMENTS

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